                                                                    EXHIBIT 10.1




                          AGREEMENT AND PLAN OF MERGER




                                OCTOBER 7, 1999




                                     AMONG


                        UNITED THERAPEUTICS CORPORATION

                              SQ ACQUISITION, INC.

                           ROBERT M. MORIARTY, PH.D.

                              RAJU PENMASTA, PH.D.

                                LIANG GUO, PH.D.

                             GEORGE W. DAVIS, ESQ.

                                 DAVID MORIARTY

                                 SYNQUEST, INC.

                                TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1


ARTICLE 1. TERMS AND EFFECT OF MERGER   . . . . . . . . . . . . . . . . . . . . . .   2
    1.1     The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.2     Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.3     Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.4     Stockholders' Rights upon Merger  . . . . . . . . . . . . . . . . . . .   3
    1.5     Surrender and Exchange of Shares; Payment of Merger Consideration . . .   3
    1.6     Post-Closing Purchase Price Adjustment  . . . . . . . . . . . . . . . .   4
    1.7     Release of UT Stock Holdback from Escrow  . . . . . . . . . . . . . . .   4
    1.8     Certificate of Incorporation and Bylaws . . . . . . . . . . . . . . . .   5
    1.9     Directors and Officers of Surviving Corporation . . . . . . . . . . . .   5
    1.10    Statutory Effects of the Merger . . . . . . . . . . . . . . . . . . . .   5
    1.11    Tax-Free Reorganization . . . . . . . . . . . . . . . . . . . . . . . .   5
    1.12    Additional Actions  . . . . . . . . . . . . . . . . . . . . . . . . . .   5


ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS   . . . . . . . . . . . .   6
    2.1     Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
    2.2     Organization, Good Standing and Qualification . . . . . . . . . . . . .   6
    2.3     Corporate Capitalization; Title to Company Shares . . . . . . . . . . .   7
    2.4     No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    2.5     Approvals, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    2.6     Authorization; Validity . . . . . . . . . . . . . . . . . . . . . . . .   8
    2.7     Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . .   8
    2.8     Absence of Specified Changes  . . . . . . . . . . . . . . . . . . . . .   9
    2.9     Liabilities, Debts, etc . . . . . . . . . . . . . . . . . . . . . . . .  11
    2.10    Tax Returns and Payments  . . . . . . . . . . . . . . . . . . . . . . .  11
    2.11    Real Property Leases  . . . . . . . . . . . . . . . . . . . . . . . . .  13
    2.12    Condition of Properties . . . . . . . . . . . . . . . . . . . . . . . .  13
    2.13    Equipment/Title to Properties . . . . . . . . . . . . . . . . . . . . .  14
    2.14    Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . .  14
            (a)  No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . .  14
            (b)  Permits, etc . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    2.15    Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . .  15
            (a)  Hazardous Materials  . . . . . . . . . . . . . . . . . . . . . . .  15
            (b)  Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

    2.16    Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    2.17    Proprietary Rights  . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    2.18    Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    2.19    Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    2.20    Employment and Labor Matters  . . . . . . . . . . . . . . . . . . . . .  19
    2.21    Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    2.22    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    2.23    Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    2.24    Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    2.25    Certain Relationships and Interests . . . . . . . . . . . . . . . . . .  23
    2.26    Business Records  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    2.27    Personnel Identification and Compensation . . . . . . . . . . . . . . .  24
    2.28    Absence of Certain Commercial Practices . . . . . . . . . . . . . . . .  24
    2.29    Powers of Attorney; Guarantees and Other Liabilities  . . . . . . . . .  24
    2.30    Exemption from Filing Requirements of Hart-Scott-Rodino Act . . . . . .  24
    2.31    Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    2.32    Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    2.33    Y2K Readiness . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    2.34    Survival of Representations and Warranties  . . . . . . . . . . . . . .  25


ARTICLE 3. BUYER'S REPRESENTATIONS AND
WARRANTIES    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    3.1     Organization, Good Standing and Qualification . . . . . . . . . . . . .  26
    3.2     Authorization, etc  . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    3.3     No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    3.4     Approvals, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    3.5     Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    3.6     Registration Rights . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    3.7     Continuation of Ongoing Operations  . . . . . . . . . . . . . . . . . .  27


ARTICLE 4. CONDITIONS  TO THE CLOSING . . . . . . . . . . . . . . . . . . . . . . .  28
    4.1     Conditions to Each Party's Obligations  . . . . . . . . . . . . . . . .  28
            (a)  Consents, Approvals  . . . . . . . . . . . . . . . . . . . . . . .  28
            (b)  No Injunctions . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    4.2     Conditions to Obligations of the Acquisition Subsidiary . . . . . . . .  28
            (a)  Stockholders' and Company's Obligations Performed  . . . . . . . .  28
            (b)  Accuracy of Representations and Warranties . . . . . . . . . . . .  28
            (c)  Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . .  28
            (d)  Transaction Agreements . . . . . . . . . . . . . . . . . . . . . .  28
            (e)  No Materially Adverse Effect . . . . . . . . . . . . . . . . . . .  29
            (f)  Certification by Stockholders  . . . . . . . . . . . . . . . . . .  29
            (g)  Consents; Approvals  . . . . . . . . . . . . . . . . . . . . . . .  29
            (h)  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

            (i)  Opinion of Stockholders' Counsel . . . . . . . . . . . . . . . . .  30
            (j)  Management Agreements; Employee Relationships  . . . . . . . . . .  30
            (k)  Approval and Deliver of Documentation  . . . . . . . . . . . . . .  30
    4.3     Conditions to Obligations of the Stockholders and the Company . . . . .  30
            (a)  Acquisition Subsidiary's Obligations Performed . . . . . . . . . .  30
            (b)  Accuracy of Representations and Warranties . . . . . . . . . . . .  31
            (c)  Deliveries upon Closing  . . . . . . . . . . . . . . . . . . . . .  31
            (d)  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
            (e)  Moriarty Guarantee . . . . . . . . . . . . . . . . . . . . . . . .  31
    4.4     Acquisition Subsidiary's Deliveries at the Closing  . . . . . . . . . .  31
    4.5     Stockholders' Deliveries at the Closing . . . . . . . . . . . . . . . .  32


ARTICLE 5. POST-CLOSING OBLIGATIONS AND
AGREEMENTS        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

    5.1     Conduct of Business in Normal Course  . . . . . . . . . . . . . . . . .  33
    5.2     Certain Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    5.3     Accounting Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    5.4     Employee Stock Options  . . . . . . . . . . . . . . . . . . . . . . . .  33
    5.5     Board Seat  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    5.6     Working Capital and Operating Budget  . . . . . . . . . . . . . . . . .  34
    5.7     Moriarty Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    5.8     Split-Dollar Insurance  . . . . . . . . . . . . . . . . . . . . . . . .  35
    5.9     Subchapter "S" Final Return . . . . . . . . . . . . . . . . . . . . . .  35
    5.10    Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . .  35


ARTICLE 6. INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
    6.1     Indemnification as to Representations, Warranties, Covenants
            and Other Matters   . . . . . . . . . . . . . . . . . . . . . . . . . .  35
    6.2     Notice of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
    6.3     Offset  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    6.4     Limitations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    6.5     Limitation of Liability   . . . . . . . . . . . . . . . . . . . . . . .  41
    6.6     Exchange Rate   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41


ARTICLE 7. MISCELLANEOUS    . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    7.1     Transactional Expenses  . . . . . . . . . . . . . . . . . . . . . . . .  41
    7.2     Other Agreements Superseded; Waiver and Modification, etc   . . . . . .  42
    7.3     Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    7.4     Recovery of Litigation Costs  . . . . . . . . . . . . . . . . . . . . .  42
    7.5     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    7.6     Law Governing; Arbitration  . . . . . . . . . . . . . . . . . . . . . .  44

    7.7      Assignability; Successors  . . . . . . . . . . . . . . . . . . . . . .  45
    7.8      Time of Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    7.9      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    7.10     Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . .  45
    7.11     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
    7.12     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . .  46


ARTICLE 8.  INTERPRETATION OF THIS AGREEMENT  . . . . . . . . . . . . . . . . . . .  47
    81       Terms Defined  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
    82       References
    83       Headings; Schedules
    84       Fair Construction


SCHEDULES

1.9          Directors and Officers of the Surviving Corporation
2.1(a)       Subsidiaries
2.1(b)       Ownership and Control
2.2          Organization Good Standing and Qualification
2.3          Corporate Capitalization; Title to Company Shares
2.4          No conflict
2.5          Approvals, etc.
2.7(i)       Balance sheets and related statements of income (including notes, accounting estimates and principles) of the Company as of and for the years ending December 31, 1997 and 1998, which are audited, and for the first sixth months of 1999 which are reviewed
2.7(ii)      Unaudited balance sheet of the Company (the "Stub Balance Sheet"), as of October 6, 1999 (the "Stub Period Date"), together with the related statements of income (including notes, accounting estimates and principles) from July 1,1999 through the Closing Date
2.8          Absence of specified changes
2.9          Liabilities
2.10(a)      Tax Returns and Payments - Audits or Investigations
2.10(b)      Tax Returns and Payments - Resulting Tax Burden
2.10(d)      Tax Returns and Payments - Tax loss carry-forwards and carry-back receivables
2.10(e)      Tax Returns and Payments - Tax or loss sharing or Tax allocation agreements and Membership in Affiliated Groups
2.11         Real Property Leases
2.12         Condition of Properties
2.13(a)      Equipment/Title to Properties - Equipment
2.13(b)      Equipment/Title to Properties - Equipment Leases
2.13(c)      Equipment/Title to Properties - Equipment Liens
2.14         Compliance with Law - No Violations
2.15         Environmental Matters - Hazardous Materials

2.17(a)      Proprietary Rights - Owned or Licensed Proprietary Rights
2.17(c)      Proprietary Rights - Licenses and Sublicenses
2.17(d)      Proprietary Rights - Claims
2.17(f)      Proprietary Rights - License Agreements
2.18         Customers - 1998 and First Quarter 1999
2.19         Suppliers - Top ten for 1998 and First Quarter 1999 and Payments
2.20(a)(i)   Employment - Agreements and Salaries
2.20(a)(ii)  Employment - Obligations to Former Employees
2.20(a)(iv)  Employment - Compensation and Compliance with Laws
2.20(a)(v)   Employment - Termination
2.20(b)      Employment - Labor Disputes
2.21         Employee Plans
2.22         Insurance
2.23         Contracts
2.24         Legal proceedings
2.25         Certain Relationships and Interests
2.27         Employees
2.29         Powers of Attorney; Guarantees and other Liabilities
2.32         Brokers
2.33         Y2K Readiness
4.2(g)       Consent and Waivers
4.3(e)       Moriarty Guarantees
5.6          New Equipment, Employees and Consultants
5.7          Moriarty Loans
6.1(a)(ii)   Designated Claims



EXHIBITS
Exhibit A        Escrow Agreement
Exhibit B        Articles of Incorporation of the Surviving Corporation
Exhibit C        Bylaws of the Surviving Corporation
Exhibit D        Opinion of George W. Davis, Esq.
Exhibit E        Employment Agreement of Robert M. Moriarty
Exhibit F        Employment Agreement form for Raju Penmasta and Liang Guo
Exhibit G        Registration Rights Agreement

        EXHIBIT H OPINION OF MAHON PATUSKY ROTHBLATT & FISHER, CHARTERED

                       Exhibit I Initial Operating Budget

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (the "AGREEMENT") is made and entered into as of this 7th day of October, 1999, by and among United Therapeutics Corporation, a Delaware corporation having its principal office at 1110 Spring Street, Silver Spring, Maryland 20910 ("UT"), SQ Acquisition, Inc., an Illinois corporation and wholly owned subsidiary of UT ("ACQUISITION SUBSIDIARY"), SynQuest, Inc., an Illinois corporation having its principal office at 2225 W. Harrison Street, Chicago, Illinois 60612 (the "COMPANY") and all of the current Shareholders of the Company: Robert M. Moriarty, Ph.D. residing at 1030 Erie, Oak Park, Illinois 60302 ("MORIARTY"), Raju Penmasta residing at 733 Wilmette Avenue, Westmont, Illinois 60559 ("PENMASTA"), Liang Guo residing at 6260 West Hyacinth Street, Chicago, Illinois 60646 ("GUO)"), George W. Davis, Esq. residing at 702 S. Laflin, Chicago Illinois 60607 ("DAVIS"), and David Moriarty residing at 4705 N. Milwaukee, Chicago, Illinois 60630 ("DAVID MORIARTY"), (collectively, Moriarty, Penmasta, Guo, Davis, and David Moriarty are referred to herein as the "STOCKHOLDERS"). Capitalized terms used herein are defined as set forth in Section 8.1.

                                    RECITALS

         A. The respective Boards of Directors of the Company, Acquisition Subsidiary and UT have determined that the merger (the "MERGER") of Acquisition Subsidiary with and into the Company in accordance with the laws of the State of Illinois and the provisions of this Agreement is to the long term benefit of the shareholders of each entity and shall provide strategic benefits to each of UT and the Company, and accordingly, the respective Boards of Directors have approved the Merger, as have the Stockholders.


         B. The Company, UT, Acquisition Subsidiary and the Stockholders desire to make certain representations, warranties and agreements in connection with and establish various conditions precedent to the Merger.

         C. For federal income tax purposes, it is intended that the Merger of the Company and Acquisition Subsidiary shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that this Agreement shall be and hereby is, adopted as a plan of reorganization for the purposes of Section 368 of the Code.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1.  TERMS AND EFFECTS OF THE MERGER

1.1      The Merger.

         Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the Illinois Compiled Statutes (the "ILLINOIS CODE"). At the Effective Time (as defined below), upon the terms and subject to the conditions of this Agreement, Acquisition Subsidiary shall be merged with and into the Company in accordance with the Illinois Code and the separate existence of Acquisition Subsidiary shall thereupon cease and the Company, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), shall continue its corporate existence under the laws of the State of Illinois as a wholly owned subsidiary of UT. The parties shall prepare and execute a certificate of merger (the "CERTIFICATE OF MERGER") in order to comply in all respects with the requirements of the Illinois Code and with the provisions of this Agreement.

1.2      Effective Time.

         The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of the State of Illinois in accordance with the applicable provisions of the Illinois Code. The Certificate of Merger shall be filed as soon as practicable after all of the conditions set forth in this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same. UT and the Company shall mutually determine the time of such filing and the closing of the Merger (the "CLOSING") shall occur at the Chicago offices of the Company. The time when the Merger shall become effective is herein referred to as the "EFFECTIVE TIME" and the date on which the Effective Time occurs is herein referred to as the "CLOSING DATE".

1.3      Merger Consideration.

         (a) Subject to the provisions of this Agreement and any applicable backup or other withholding requirements, each of the issued and outstanding shares (the "COMPANY SHARES") of common stock, no par value, of the Company (the "COMPANY COMMON STOCK"), as of the Effective Time shall be converted into the right to receive, and there shall be paid and issued as hereinafter provided, in exchange for each of the Company Shares, 67.5 shares (the "EXCHANGE RATIO") of the common stock of UT, par value $0.01 per share (the "UT Stock") and Two Hundred Thousand Dollars ($200,000) (the "MERGER CONSIDERATION") as provided in Section 1.5 below.

         (b) As of the Effective Time, by virtue of the Merger, each issued and outstanding share of the capital stock of Acquisition Subsidiary shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

         (c) No fractional shares of UT Stock shall be issued pursuant to the Merger. Any such fractional shares shall be rounded to the nearest whole number of shares and otherwise disregarded.

         (d) Each share of Company Common Stock held in the treasury of the Company shall be canceled as of the Effective Time and no Merger Consideration shall be payable with respect thereto.

1.4      Stockholders' Rights upon Merger.

         Upon consummation of the Merger, the certificates which theretofore represented the Company Shares (the "CERTIFICATES") shall cease to represent any rights with respect thereto and, subject to applicable law and this Agreement, shall only represent the right to receive the Merger Consideration.

1.5      Surrender and Exchange of Shares; Payment of Merger Consideration.

         (a) Prior to the Closing Date, UT shall deposit, or cause to be deposited with its transfer agent, Bank of New York (the "TRANSFER AGENT"), such certificates evidencing such number of shares of UT Stock in order to enable the Transfer Agent to issue the UT Stock pursuant to this Agreement.

         (b) On the Closing Date, each Stockholder shall surrender his Company Shares to UT with a duly completed and executed stock power in favor of UT. Upon such surrender and delivery, each Stockholder shall receive a certificate representing the following number of whole shares of UT Stock into which such Stockholder's Company Shares have been converted pursuant to this Agreement less such Stockholder's pro rata share of the UT Stock Holdback with the exception of Davis who is not participating in the UT Stock Holdback (defined below) (determined based on the Stockholder's percentage ownership of the Company on the Closing Date) and a cashier's check representing the following cash payable to each Stockholder:

         Name                                      Shares at Closing            Cash
         ----------------------------------        -----------------         -----------
         Robert M. Moriarty, Ph.D.                      56,080               $  133,334
         Raju Penmasta, Ph.D.                           12,058               $   28,666
         Liang Guo, Ph.D.                               12,058               $   28,666
         David Moriarty                                  2,692               $    6,400
         George Davis, Esq.                              1,485               $    2,934

         c) On the Closing Date, the parties shall deliver into a strict joint order escrow (the "ESCROW") with Chicago Title and Trust Company (the "ESCROW AGENT") pursuant to a mutually acceptable Escrow Agreement at Exhibit A, the UT Stock Holdback, which shall consist of 16,878 shares of UT common stock (the "UT STOCK HOLDBACK"). The certificate for the UT Stock Holdback shall be held in the name of "SynQuest Acquisition Escrow" or such comparable name as may be required by the Transfer Agent.

1.6      Post-Closing Purchase Price Adjustment.

         As soon as practicable following the Closing Date, but in no event later than ninety (90) days therefrom, UT shall prepare a closing balance sheet of the Company indicating the amount of Company Indebtedness (as defined in Article 8 below) as of the Closing Date. To the extent that the Company Indebtedness as of the Closing Date exceeds Seven Hundred Seventy-Seven Thousand Forty-Nine Dollars ($777,049), the UT Stock Holdback shall be reduced by such amount and the number of shares of the UT Stock Holdback of each Stockholder other than Davis shall be reduced by the return to UT of such Stockholder's pro rata share of such shares of UT Stock based on the per share Market Price used to determine the number of shares of the UT Stock Holdback as of the Closing Date. The certificate held in Escrow shall be replaced with new certificates issued to each of the Stockholders other than Davis for his pro rata share of the reduced number of shares of UT Stock Holdback.

1.7      Release of UT Stock Holdback from Escrow.

         (a) On the date which is one year from the Closing Date, the Escrow Agent shall distribute from Escrow to the Stockholders other than Davis, pro rata in accordance with their percentage ownership of the Company on the date hereof, certificates representing all remaining shares of the UT Stock Holdback less (i) that number of shares of UT Stock then equal in value (based on the then Market Price of UT Stock) to the amount of the Offset under Section
6.3 below, if any; and (ii) that number of shares of UT Stock then equal in value to the sum of $200,000 (based on the then Market Price of UT Stock).

         (b) On the date which is four years from the Closing Date, the Escrow Agent shall distribute from Escrow to the Stockholders other than Davis, pro rata in accordance with their percentage ownership of the Company on the date hereof, certificates representing all remaining shares of the UT Stock Holdback less that number of shares of UT Stock then equal in market value (based on the then Market Price of UT Stock) to the amount of any Offset under
Section 6.3 below, if any, which Offset has not otherwise been taken into account in connection with the Escrow disbursement contemplated by Section 1.7(a) above.

1.8      Certificate of Incorporation and Bylaws.

         At and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended as set forth on Exhibit B hereto and the Bylaws of the Surviving Corporation shall be amended as set forth in Exhibit C.

1.9      Directors and Officers of Surviving Corporation.

         The individuals set forth on Schedule 1.9 shall, at and after the Effective Time, be the directors of the Board of Directors of the Surviving Corporation, and the individuals set forth on such Schedule shall, at and after the Effective Time, be the officers of the Surviving Corporation; provided, however, that the term of office for each person set forth on Schedule 1.9 who is a designee of the Company shall commence on the fifth day immediately following the Effective Date.

1.10     Statutory Effects of the Merger.

         The Merger shall have all further effects as specified in the applicable provisions of the Illinois Code.

1.11     Tax-Free Reorganization.

         The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the parties will knowingly take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, UT shall use its reasonable best efforts to conduct its business in a manner that would not jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a). UT presently intends to continue and shall continue for periods after the Effective Time at least one significant historic business line of the Company, or use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

1.12     Additional Actions.

         If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Subsidiary or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition Subsidiary or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Subsidiary or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.


ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Company represents and warrants, and Moriarty, Penmasta, Guo and David Moriarty hereby jointly and severally (except as otherwise expressly provided herein), and Davis (only to the extent of Sections 2.3, 2.4(a) and 2.6) represent and warrant to UT and the Acquisition Subsidiary, as follows:

2.1      Subsidiaries.

         (a) The Company has no subsidiaries and there are no other entities owned or controlled by the Company other than as provided in Schedule 2.1(a).

         (b) Except as otherwise set forth on Schedule 2.1(b), the Company neither owns, directly or indirectly, nor has the right to acquire, any share of capital stock, partnership interest, joint venture interest or other security or equity interest in any corporation, limited liability company, partnership, joint venture, or other entity, nor does any representative of the Company serve as a director in law or in fact of any companies or entities whatsoever.

2.2      Organization, Good Standing and Qualification.

         The Company is a corporation duly organized and validly existing under the laws of Illinois. The Company has all necessary power and authority to own its Properties and to carry on its business as now owned and operated by it. The Company is engaged in the business of research, development, organic synthesis of complex molecules, and the manufacture of pharmaceutical intermediates (the "BUSINESS"). The Company is duly qualified to do business or is otherwise approved or validly registered and is in good standing in every jurisdiction where the character of the Properties owned or leased by it or the nature of the business conducted by it makes such qualification, approval or registration necessary. Schedule 2.2 sets forth all of the jurisdictions in which the Company is qualified to do business or otherwise is approved or registered or has branch offices or representative offices. All of the registers, account books, minute books, and corporate documents of the Company, as delivered to Acquisition Subsidiary, have been, through the date of delivery, and continue to be, maintained, and give a true and accurate account of the activities of the Company through the date of such delivery as required by laws, governmental regulations, rules or corporate constituent documents. The only business engaged in by the Company is the Business.

2.3      Corporate Capitalization; Title to Company Shares.

         The current corporate capital and capital stock (including, where applicable, the authorized capital and the issued and outstanding shares of capital) of the Company including, without limitation, all of the shares of capital stock, by type and number, are accurately and completely set forth at
Schedule 2.3, and all of the Company Shares are represented in the stock ledger of the Company. Schedule 2.3 further sets forth an accurate and complete list of the holders of capital stock in the Company, specifying the name and address of such holders, the type and number of shares held by such holders, and the percentages of capital, voting rights and dividend rights of the shares specified at Schedule 2.3. All shares of capital stock of the Company currently issued and outstanding have been duly authorized and validly issued and are fully paid and nonassessable and no personal liability, having its origin prior to or which may arise as a result of the transactions contemplated hereby, attaches to the ownership thereof. Except for this Agreement, and except as otherwise disclosed on Schedule 2.3, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire the Company Shares or any other shares of Company Common Stock, any unissued or treasury shares of capital stock of the Company, or any securities convertible into or exchangeable for any shares of capital stock of the Company. The Stockholders have valid and marketable title to the Company Shares free and clear of any Liens having their origin prior to or which may arise as a result of the transactions contemplated hereby. None of the shares of capital stock indicated on

Schedule 2.3 as being currently outstanding have been redeemed. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock or any other interest in the Company.

2.4      No Conflict.

         Except as provided in Schedule 2.4, the execution and delivery of this Agreement and the Transaction Agreements to be entered into pursuant hereto, do not, and the performance of and compliance with this Agreement and such Transaction Agreements, will not:

         (a) give rise to, accelerate the maturity of or otherwise modify any obligation of any of the Stockholders or the Company or result in a material breach of or constitute (with or without the giving of notice or the passage of time or both) a material default under any material obligation of any of the Stockholders or the Company or result in the creation of a Lien on the Company Shares or any of the assets of the Company pursuant to the terms of
(i) any statute, law, ordinance, rule or regulation, or (ii) the terms, conditions or provisions of the constituent documents of the Company, or any Contract, permit, concession, grant, franchise, license, judgment, order, decree or other instrument or arrangement to which any of the Stockholders or the Company is a party or by which any of the Stockholders or the Company or any of the Property of any of the Stockholders or the Company is bound; or

         (b) give rise to (i) any loss of subsidies, bonuses, exemptions, rebates, discounted loans or other advantages, (ii) any early termination or significant modification of any Contract to which the Company is a party, (iii) any obligation to pay a bonus, or indemnitee or other payment to any employee or contractor or manager of the Company, (iv) any calls for early repayment of any loans or financing granted to the Company, (v) any modification, suspension or withdrawal of any permits or authorizations granted to the Company, or of any favorable fiscal or corporate regime in place as a result of an agreement or otherwise, (vi) payment of any taxes, fees or duties, (vii) any entitlement for any Person to be released from its obligations under the terms of any guarantee, comfort letter or other similar document issued as a security or in support of any undertakings on the part of the Company, and (viii) any registration or constitution of a pledge or other security on the assets of Company.

2.5      Approvals, etc.

         Except as provided in Schedule 2.5, no consent, permit or approval of, filing with or notice to any Governmental Agency or any other Person (whether or not governmental in character) has been or is required to be obtained, made or given by any of the Stockholders or the Company in connection with the execution and delivery of this Agreement or the Transaction Agreements to be entered into pursuant hereto or the performance of and compliance with this Agreement and such Transaction Agreements, other than those which have been obtained.

2.6      Authorization; Validity.

         Each of the Stockholders and the Company has full power, legal capacity and authority to enter into, perform and comply with this Agreement and each of the Transaction Agreements to which it is or will be a party. This Agreement and each of the Transaction Agreements have been, or will at Closing be, duly executed by each of the Stockholders and the Company, as the case may be, and constitute, or will constitute at Closing, the valid and binding obligations of Stockholders and the Company, enforceable against the Stockholders and the Company, as the case may be, in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles.

2.7      Financial Statements.

         Schedule 2.7(i) includes the balance sheets and related statements of income (including notes, accounting estimates and principles) of the Company prepared in accordance with generally accepted accounting principles consistently applied as of and for the years ending December 31, 1997 and 1998, and for the first six months of 1999, which balance sheets and related statements of income for 1997 and 1998 are audited, subject to any limiting conditions or statements set forth therein. Schedule 2.7(ii) to this Agreement sets forth the unaudited balance sheet of the Company (the "STUB BALANCE SHEET"), as of October 6, 1999 (the "STUB PERIOD DATE"), together with the related statements of income (including notes, accounting estimates and principles) from July 1, 1999 to the Closing Date. The financial statements in Schedules 2.7(i) and 2.7(ii) are referred to collectively as the "FINANCIAL STATEMENTS." The Financial Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied, (b) subject to any limiting conditions or statements set forth therein, fairly present the financial position of the Company as of the respective dates indicated and the results of the Company's operations for the respective periods indicated, and
(c) were prepared from existing books, records, descriptions and representations of the Company relating to the audit periods and audit times, which books, records, descriptions and representations of the Company, when taken in conjunction with the audit statement and work papers, are substantially complete and correct in all material respects and do not contain or reflect any material inaccuracies or discrepancies.

2.8      Absence of Specified Changes.

         Except as set forth in Schedule 2.8, as contemplated by the Financial Statements as of the Stub Period Date, and as otherwise expressly contemplated by this Agreement, since December 31, 1998, there has not been any:

         (a) Materially Adverse change in the financial condition, liabilities, assets, business or prospects of the Company or the Business;

         (b) Transactions by the Company except in the Ordinary Course of Business as conducted through that date;

         (c) Capital expenditure by the Company exceeding $25,000 individually or $100,000 in the aggregate (for all purposes relevant to this Article 2, expenditures or costs in a currency other than Dollars shall be converted into Dollars at a rate of purchase of such other currencies with

Dollars at the Designated Exchange Rate on the date of execution of this Agreement);

         (d) Destruction or loss of or damage to any Property of the Company that is Materially Adverse;

         (e) Labor trouble or other event or condition in respect of the officers or employees of the Company that is Materially Adverse;

         (f) Entering into or assumption of any material Contract or obligation by the Company, except in the Ordinary Course of Business or as contemplated hereby;

         (g) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Company;

         (h) Revaluation by the Company of any of its assets for book or tax purposes, except for possible adjustments made as part of or arising out of the preparation of the Financial Statements;

         (i) Except as disclosed on Schedule 2.27, increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees, consultants, or contractors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such individual, except as dictated by applicable law;

         (j) Except for any sale or disposal of used Equipment, the aggregate net book value of which is $25,000 or less individually and $50,000 or less in the aggregate, sale, lease or other disposition or transfer of any Property of the Company other than in the Ordinary Course of Business for fair consideration in transactions in which the sales price has either been paid or is represented by trade accounts receivable described in the first sentence of
Section 2.16;

         (k) Amendment or termination of any Contract or license to which either the Company is a party or by which the Company or any of the Property of the Company is or may be bound, except in the Ordinary Course of Business and which is not Materially Adverse or as contemplated hereby;

         (l) Loan by the Company to any Person, or Guarantee by the Company of any obligation of any Persons;

         (m) Other than drawing on lines of credit in the Ordinary Course of Business with disclosure to Acquisition Subsidiary prior to Closing, any increase in the level of Company Indebtedness or any new borrowings or loans by the Company or any of its Subsidiaries;

         (n) Waiver or release of any right or claim of the Company, except in the Ordinary Course of Business and which is not Materially Adverse;

         (o) Except for dividends, distributions or other such payments to the Company, any dividends, distributions or other payments to any of the shareholders of or equity holders in, the Company or the Stockholders or any Affiliates, in each case in any form, or any loans, advances or capital contributions to, or investments in, any other Person;

         (p) Imposition of any Lien (other than a Permitted Lien) on any Property of the Company;

         (q) Any failure to pay the trade payables and other obligations of the Company in excess of $5,000 individually within 60 days of the date of receipt of invoices therefor or pursuant to their agreed payment terms, or any change in the practices or procedures of the Company with respect to the payment of trade payables or other obligations of the Company or the collection of accounts receivable and revenues (whether by way of acceleration of collections or otherwise); or

         (r) Any significant deterioration in accounts receivable aging of the Company, recognizing, however, the nature of the type of contracts constituting the Company's Business, the cyclical nature of deliverables, performance and accounts receivable, billing and payment cycles.

         (s) Payment, discharge or satisfaction of any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in accounts which in the aggregate do not exceed the sum of $25,000, other than the payment, discharge or satisfaction, in the Ordinary Course of Business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent audited financial statements (or the notes thereto) of the Company;

         (t) Exclusive license or other license or arrangement outside the Ordinary Course of Business with respect to Proprietary Rights;

         (u) Failure to maintain adequate insurance consistent with past practices for the Business and Properties; and

         (v) Loss of key employees, loss of key customers, or the sale or assignment of any customer order or contract.

2.9      Liabilities, Debts, etc.

         Except for the Company Liabilities set forth in Schedule 2.9, the Company does not have any liabilities, debts or obligations (and is subject to no claims), known or unknown, fixed or contingent, liquidated or unliquidated, secured or unsecured, direct or indirect, or of any other kind, other than (a) liabilities specifically disclosed and identified as to nature and amount on the Stub Balance Sheet or in the Schedules attached hereto (but only to the extent of such amounts specifically disclosed in such Schedules or to the extent the Contracts giving rise to any such liabilities have been specifically identified in such Schedules), and (b) liabilities, debts, obligations or responsibilities arising since the Stub Period Date which have been incurred by the Company in the Ordinary Course of Business and which are consistent with the representations and warranties in Section 2.8.

2.10     Tax Returns and Payments.

         (a) All Tax declarations, returns and other filings required to be filed or made by the Company have been timely filed and are true, correct and complete, and all Taxes, assessments, fees, interest, penalties and other governmental charges shown to be due and payable on such declarations, returns or filings have been paid or will be paid on a timely basis. Stockholders have delivered complete copies of all such Tax declarations, returns and other filings made within the past three years to Acquisition Subsidiary prior to the execution of this Agreement. The Company has not received any written notice of a proposed deficiency or additional assessment for any Taxes, assessments, fees, interest, penalties or governmental charges against the Company, and no claim for assessment or collection of Taxes has been made at any time since September 1, 1995 or, to the extent not resolved as of the date hereof; at any time prior to September 1, 1995, by an authority in a jurisdiction where the Company does not file Tax Returns. Except as set forth at Schedule 2.10(a), there is no completed, pending, or threatened Tax audit or investigation with respect to the Company and the Company neither is the subject of any inspection or inquiry, nor received any request or notice from any Governmental Authority with respect to, the Tax declarations, returns or filings of the Company or Taxes that may be due by the Company. All Taxes resulting from or relating to the operations of the Company which were or will be required to have been paid, withheld or collected and remitted to the proper taxing authority by the Company at any time prior to the Closing, have been, or will prior to Closing be, paid, withheld or collected and remitted in full, except as provided on
Schedule 2.10(a)

         (b) The Company shall not incur any tax burden as a result of the cessation, due to the sale of the Company Shares, of any integration or consolidation regime applicable to any of them, except as provided on Schedule 2.10(b).

         (c) The Company has not benefited from any fiscal advantage or favorable regime by reason of its status or activities. The Company has not benefited from any fiscal advantage or favorable tax regime in exchange for existing undertakings or obligations by which it is still bound. The Company is not bound by any obligation nor shall it incur any additional tax burden as a result of its enjoyment of any fiscal advantages, carry-forward or postponement of taxation, or of any favorable tax regime, other than with respect to accelerated depreciation.

         (d) The Company is the beneficiary of the tax loss carry-forwards (including deferred depreciation) carry-back receivables and similar items set forth in Schedule 2.10(d).

         (e) Except for Permitted Liens, there are no Liens for Taxes upon the assets of Company. No consent or agreement has been made under Section 341(f) of the Code, by or on behalf of Company or any predecessor thereof. Except as set forth on Schedule 2.10(e), the Company is not nor has it been a party to any Tax or loss sharing or Tax allocation agreement. No item of income or gain reported by Company for financial accounting purposes in any pre-Closing period is required to be included in Taxable income in any post-Closing period, except for contracts in progress. Except as disclosed on
Schedule 2.10(e), the Company is not nor has it been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code. The

Company has neither participated in, nor cooperated with, an international boycott within the meaning of Section 999 of the Code. The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any fixture Taxable period, by reason of a change in accounting method; nor does the Company have any knowledge that the IRS (or other Taxing authority) has proposed, or is considering, any such change in accounting method except as may be otherwise disclosed on Schedule 2.10(a). The Company is not nor has it been a party to any agreement, contract, or arrangement that would result in the payment of any "excess parachute payment" within the meaning of Section 280(G) of the Code ("EXCESS PARACHUTE PAYMENT"). The Company will take all action required by Section 280(G) of the Code and the regulations thereunder necessary to ensure that no payment in connection with the acquisition of the Company constitutes an Excess Parachute Payment. There are no outstanding rulings or requests for rulings from any Tax authority with respect to the Company. The use of any net operating loss carryover, net capital loss carryover, unused investment credit or other credit carryover of the Company is not subject to any limitation pursuant to Section 382 of the Code or otherwise that arose prior to the Closing Date.

         (f) None of the assets of Company is property that is required to be treated as owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the assets of the Company is "Tax exempt use property" within the meaning of Section 168(h) of the Code. None of the assets of Company secures any debt the interest on which is Tax exempt under Section 103 of the Code.

         (g) The Company has elected to be taxed as a Subchapter "S" corporation under the Code and nothing has occurred which has caused the Subchapter "S" status to be terminated prior to Closing.

2.11     Real Property Leases.

         Schedule 2.11 contains a list of the leases of real property (the "REAL PROPERTY") under which the Company is the lessor or lessee (the "REAL PROPERTY LEASES"), which list identifies the date of each such Real Property Lease and the address of the Real Property which is the subject thereof. True and complete copies of each of the leases identified on Schedule 2.l1 and any and all amendments thereto have been made available to Acquisition Subsidiary. All of the assets of the Company are located on the parcels of Real Property described in the Real Property Leases. The Company does not own any real property.

2.12     Condition of Properties.

         All buildings, improvements and Equipment owned, leased or otherwise used by the Company and material to the operation of the Business are in good operating condition and repair, with no material defects. The buildings, improvements and Equipment owned, leased or otherwise used by the Company are suitable for the operations of the Company as currently conducted. None of the Real Property used by the Company is the subject, and to the Knowledge of the Stockholders and the Company is not likely to become the subject, of any actions for hidden defects, failure to conform with laws, regulations, rules, codes or other applicable legal requirements, or actions invoking the builders' liability, subject to periodic building code, fire and life safety inspections in the normal course of business which could result in building, tenant space, tenant equipment or other modifications or compliance adjustments from time to time. The activities carried out on the Real Property covered by Real Property Leases of the Company are duly authorized thereby and are not in material violation of any applicable law, regulation, ordinance, zoning code, or similar enactments and which would have a Materially Adverse effect on the Company or the Business of the Company, except as set forth in Schedule 2.12.

2.13     Equipment/Title to Properties.

         Schedule 2.13(a) sets forth a complete and accurate list of each item of Equipment owned by the Company on September 1, 1999, the gross value of which is in excess of $15,000, and each such item of Equipment acquired or disposed of by the Company since then and the address at which each item of Equipment is located. Schedule 2.13(b) sets forth a complete and accurate list of each lease pursuant to which the Company leases any item of Equipment and under which the monthly rental payment exceeds $1,000 individually. True and complete copies of each of the leases identified on Schedule 2.13(b) and any and all amendments thereto have been made available to Acquisition Subsidiary. The Company is not in default under any of the leases set forth on Schedule 2.13(b). The Company has good and marketable title to all its Properties, in each case free and clear of any Lien except: (i) those listed in Schedule 2.13(c); (ii) Permitted Liens; (iii) Liens imposed by law and incurred in the Ordinary Course of Business for obligations not yet due to materialmen, warehousemen and the like; and (iv) Liens on the landlord's interest in Real Property leased by the Company.

2.14     Compliance with Law.

         (a) No Violations. Except as set forth in Schedule 2.14, to the best of the Knowledge of the Stockholders and the Company, the Company is not in violation of nor, since September 1, 1995, has the Company materially violated any applicable United States or other foreign country central, provincial, regional, federal, state, local, municipal or other governmental or quasi-governmental statute, law, order, judgment, decree, requirement or regulation applicable to the business, operations or Properties of the Company. Except as set forth in Schedule 2.14, to the best of the Knowledge of the Stockholders and the Company, neither the Stockholders nor the Company have received (i) any notice, claim or assertion, formal or informal, oral or written (oral notices shall so qualify only if given to a Designated Individual and given after September 1, 1995), of any such violation by the Company from any Person, or (ii) any request from any Governmental Agency that the Company modify or terminate any of its operations or modify or dispose of any of its Properties.

         (b) Permits, etc. To the best of the Knowledge of the Stockholders and the Company, the Company has or has applied for and is diligently processing all material permits, licenses and approvals, and has made all filings and registrations, necessary to its operation, including without limitation its operation of the Business.

2.15     Environmental Matters.

         (a) Hazardous Materials. Except as stated in Schedule 2.15, neither the Company nor, to the Knowledge of the Stockholders and the Company, any previous owner, tenant, occupant or user of the Real Property, has used, handled, generated, produced, manufactured, installed, treated, stored, transported, released, spilled, discharged or disposed of any Hazardous Materials in material violation of any applicable Environmental Requirements or in any manner which could result in material liability to the Company or the imposition of obligations, fines or penalties on the Company. To the Knowledge of the Stockholders and the Company, there has been no Release and there is no Release into the environment (land, soils, surface waters, ground waters, surface or subsurface, or air) of a Hazardous Material on, under or in the vicinity of the Real Property.

         (b) Compliance. Neither the Company nor, to the Knowledge of the Stockholders and the Company, any previous owner, tenant, occupant or user of the Real Property or any current operator of or tenant on the Real Property, has received any oral or written notice or other communication (oral notices shall so qualify only if given to a Designated Individual and given after September 1, 1995) concerning any alleged violation of or under any Environmental Requirement or the suspected presence of any Hazardous Material in violation of any applicable Environmental Requirement on, under, or in the vicinity of the Real Property, or any oral or written notice or other communication (oral notices shall so qualify only if given to a Designated Individual and given after September 1, 1995) or other communication concerning alleged liability for any environmental related damages or claims in connection with the Real Property or otherwise, including without limitation any oral or written notice or other communication (oral notices shall so qualify only if given to a Designated Individual and given after September 1, 1995) or other communication concerning any potential liability as a potentially responsible or liable party with respect to any environmental investigation or remediation, or the incurrence of response costs regarding the Real Property or otherwise. In addition, neither the Stockholders nor the Company has received any oral or written notice or other communication (oral notices shall so qualify only if given to a Designated Individual and given after September 1, 1995) concerning any violation, alleged violation, liability or alleged liability including without limitation as a potential responsible or liable party, of or under any Environmental Requirement, or in regard to the presence or suspected presence of Hazardous Materials on or in the vicinity of property owned or controlled by any third Person which Hazardous Material was generated, transported, treated, stored, released or disposed by or on behalf of the Company. There are no Liens on any of the Properties of the Company arising under any Environmental Requirements. The Company is not in violation of nor has the Company violated at any time since September 1, 1995 any applicable United States or other foreign country central, provincial, regional, federal, state, local, municipal or other governmental or quasi-governmental statute, law, order, judgment, decree, requirement or regulation relating to the environment, Hazardous Materials, or Environmental Requirements.

2.16     Accounts Receivable.

         The accounts receivable and notes receivable reflected on the Stub Balance Sheet and the accounts receivable and notes receivable arising since the date thereof are to the best of the Knowledge of the Stockholders and the Company valid and binding obligations of the debtors arising from a bona fide transaction in the Ordinary Course of Business and are not subject to any defenses, counterclaims or rights of setoff. Said accounts receivable and notes receivable have been collected or are fully collectible in accordance with past collection practices in the Ordinary Course of Business, except in the case of accounts receivable shown on the Stub Balance Sheet, to the extent of the appropriate reserves set forth on the Stub Balance Sheet, and, in the case of accounts receivable arising since the date of the Stub Balance Sheet, subject to a reasonable allowance for bad debt which does not reflect a rate of bad debt more than that reflected by the reserve for bad debt on the Stub Balance Sheet.

2.17     Proprietary Rights.

         (a) Schedule 2.17(a) contains a true, complete and correct list of each Proprietary Right which is (i) owned by the Company (the "OWNED PROPRIETARY RIGHTS") or (ii) licensed to the Company (the "LICENSED PROPRIETARY RIGHTS") (excluding, in the case of Licensed Proprietary Rights, any prepackaged software that may be acquired commercially for less than $25,000).
Schedule 2.17(a) identifies which of the Proprietary Rights are Owned Proprietary Rights and which are Licensed Proprietary Rights.

         (b) In each case where a patent or other registration or application listed on Schedule 2.17(a) is held by assignment, the assignment has been duly recorded with the Governmental Authority from which the patent or other registration issued or before which the application for registration is pending. The rights of the Company in or to any Proprietary Rights, and the Exploitation of any Proprietary Rights for the continued operation of the businesses of the Company, as currently conducted, do not and will not conflict with, misappropriate, or infringe upon any Proprietary Right of any third party, subject, as to future Exploitation, to the possibility of termination or expiration of the rights of the Company to the Licensed Proprietary Rights.


         (c) Each Owned Proprietary Right is exclusively owned by the Company. Each Owned Proprietary Right and all of the rights of the Company in or to each Licensed Proprietary Rights are held free and clear of any Liens, other than Permitted Liens. Except as set forth on Schedule 2.17(c), the Company has not granted any license, sublicense or other right to any other Person with respect to the Owned Proprietary Rights or the Licensed Proprietary Rights.

         (d) Except as set forth on Schedule 2.17(d), no claims have at any time since September 1, 1995 been made, asserted, or, to the Knowledge of Stockholders and the Company, threatened in writing, and no claims are presently pending or threatened, against the Company either (i) based upon or challenging or seeking to deny or restrict the Exploitation by the Company of any of the Proprietary Rights, or (ii) alleging that (A) the Exploitation of the Proprietary Rights, or (B) any services provided by, processes used by, or products manufactured or sold by the Company, does or may conflict with, misappropriate or infringe upon the Proprietary Rights of any third party.

         (e) To the Knowledge of the Stockholders and the Company, no Person is engaging in any activity or using any Proprietary Right that infringes upon the Proprietary Rights or upon the rights of the Company therein. The consummation of the transactions contemplated by this

Agreement and the Transaction Agreements will not result in the termination or impairment of any of the Owned Proprietary Rights.

         (f) Schedule 2.17(f) sets forth a complete and accurate list of the titles and dates of all licenses and sublicenses for the Licensed Proprietary Rights (including all amendments of such licenses and sublicenses). Stockholders have made available to Acquisition Subsidiary true, complete and correct copies of such licenses and sublicenses. With respect to each such license and sublicense (together with all amendments, consents and evidence of commencement dates and expiration dates pertaining thereto):

                 (i) such license or sublicense is legal, valid, binding and enforceable and in full force and effect;

                 (ii) the consummation of the transactions contemplated by this Agreement and the Transaction Agreements will not cause such license or sublicense to cease to be legal, valid, binding and enforceable and in full force and effect on terms substantially identical to those currently in effect, nor will the consummation of the transactions contemplated by this Agreement or the Transaction Agreements constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate or materially modify such license or sublicense;

                 (iii) with respect to each such license or sublicense: (A) the Company has not received any written notice of termination or cancellation under such license or sublicense and no licensor or sublicensor will have any right of termination or cancellation under such license or sublicense as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Agreements, and (B) the Company has not received any notice of a breach or default under such license or sublicense, which breach or default has not been cured; and

                 (iv) the Company is not in breach or default in any material respect under such license or sublicense.

         (g) The rights of the Company to the Owned Proprietary Rights, and, to the Knowledge of Stockholders and the Company, the rights of the source(s) of each of the Licensed Proprietary Rights in or to such Licensed Proprietary Rights, have not been adjudged invalid or unenforceable as a whole or in part and, to the Knowledge of the Stockholders and the Company, all Proprietary Rights are valid and enforceable.

         (h) All prepackaged software presently or in the past use by the Companies was and is being used pursuant to valid license or other use arrangements.

2.18     Customers.

         Schedule 2.18 sets forth the customers of the Company for the first three months of 1999 and the year 1998, together with revenues attributable to sales to such customers during each such period. Neither the Stockholders nor the Company has Knowledge indicating that any of the customers who have generated revenues for the Company since January 1, 1998 is either dissatisfied with the performance of the Company which would have a Materially Adverse effect on the loss of anticipated future business, or intends to cease purchasing, or materially reduce the amount of its purchasing, from the Company, if the loss of or reduction in such purchasing by any single customer or in the aggregate would have a Materially Adverse effect on the Company.

2.19     Suppliers.

         Schedule 2.19 sets forth the top ten suppliers of materials to the Company for the first three months of 1999 and the year 1998, together with payments attributable to such supplier during each such period. Neither the Stockholders nor the Company has Knowledge indicating that any of the suppliers who have provided materials to the Company since January 1, 1998 intends to cease providing materials, or materially reduce the amount of materials it provides, to the Company, if the loss of or reduction in the provision of such materials by any single supplier or in the aggregate would have a Materially Adverse effect on the Company.




2.20     Employment and Labor Matters.

         (a)     Employment.

                 (i) Schedule 2.20(a)(i) sets forth a complete and accurate list of all written employment and independent contractor Contracts to which the Company is a party or by which the Company is bound which are not terminable by the Company at will. The Company is not a party to, nor is it bound by, any oral employment contracts. All other employees of the Company are employees terminable at will under Illinois law. All of such written employment and independent contractor Contracts are in full force and effect, and no event has occurred and no condition exists which constitutes, or with notice or lapse of time or both would constitute, a default by the Company, or to the Knowledge of Seller and the Company, by any other party, under any of such Contracts. Schedule 2.20(a)(i) sets forth a list of the annual salaries for all employees of the Company and the amount and payment terms for payments to consultants of the Company.

                 (ii) Schedule 2.20(a)(ii) sets forth severance and other obligations of the Company to former employees or corporate officers of the Company and which are still outstanding. Neither the Stockholders nor the Company has undertaken to grant any benefits to any employees or corporate officers of the Company as a result of the completion of the transactions provided for herein. Since December 31, 1998, the Company has not changed its hiring or termination policies or practices in any material respect.

                 (iii) No officers or employees of the Company have resigned, or made known his or her intention to resign, within the three months preceding the Closing Date.

                 (iv) Except as set forth on Schedule 2.20(a)(iv), as of the date hereof, the

Company has paid when due to any of the Company's employees, officers or directors, any wages, salaries, commissions, bonuses, benefits, paid holidays, reimbursements or any other material compensation. Except as set forth on
Schedule 2.20(a)(iv), the Company is in material compliance with all applicable laws, rules, regulations, ordinances, and other requirements of governmental and quasi-governmental entities, the non-compliance of which would be Materially Adverse to the Company or the Company's business, and all employment and other Contracts that govern labor, employment and employment practices, terms and conditions of employment, wages, hours and benefits, including, without limitation, all laws, rules, regulations, ordinances, and other requirements relating to employee health and safety, wage and hour, civil or human rights, and employment discrimination.

                 (v) Except as set forth on Schedule 2.20(a)(v), no director or officer or employee of the Company is serving the Company on terms that require the Company to provide more than one month prior notice to lawfully terminate his or her employment. Except as set forth on Schedule 2.20(a)(v), no employee is serving the Company on terms that require that the Company provide more notice than is required under the laws of the applicable jurisdiction. The removal of any such director, officer or employee will not result in the creation or acceleration of any rights of third parties against the Company, including any right to acquire Proprietary Rights, or shares of the Company.

                 (vi) To the best Knowledge of the Stockholders and the Company, the Company is in full compliance with and has not violated the terms and provisions of any applicable United States or other foreign country central, provincial, regional, federal, state, local, municipal or other governmental or quasi-governmental statute, law, order, judgment, decree, requirement or regulation pertaining to immigration and the hiring of non-citizens (collectively, "IMMIGRATION LAWS"). To the Knowledge of Stockholders and the Company, the Company has not been the subject of any inspection or investigation relating to its compliance with or violation of Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with Immigration Laws, nor is any such proceeding pending or, to the Knowledge of the Stockholders and the Company, threatened. The Company has provided, or will provide prior to the Closing Date, to the Acquisition Subsidiary all employees' Form I-9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are retained with the Form I-9 by the Company pursuant to applicable Immigration Laws.

         (b) Labor Disputes. There is no pending or, to the Knowledge of Stockholders and the Company, threatened dispute, controversy (including any representation question), strike, work stoppage or claimed violation of the terms of a collective bargaining agreement or employment contract affecting or relating to any employee or group of employees (in each case, whether union or nonunion) of the Company that is reasonably likely to be Materially Adverse to the Business. Schedule 2.20(b) sets forth a complete and accurate list of all such disputes, controversies, strikes, stoppages and grievances which have existed since September 1, 1995. Schedule 2.20(b) describes all current labor litigation involving the Company and states the parties thereto, the subject of the dispute, the amount claimed from the Company and the provisions made in the Financial Statements in connection with such litigation, if any.

2.21  Employee Plans.

         Schedule 2.21 lists each employee benefit plan (including but not limited to incentive, bonus, vacation, severance, pension, profit sharing, retirement, stock option or appreciation, insurance or other benefit plans) covering active, former or retired employees of the Company and that is sponsored or maintained by the Company or any affiliates thereof or to which the Company or any affiliates thereof are required to make contributions. For purposes of the preceding sentence, an employee benefit plan is "material" if with respect to such plan, the amount spent or liability incurred or accrued by the Company, its employees or such plan exceeded $10,000 in either of the previous two calendar years, or is reasonably expected to exceed $10,000 in the current or a future calendar year. Stockholders have made available to Acquisition Subsidiary a copy of each employee benefit plan (including without limitation to incentive, bonus, vacation, severance, pension, profit sharing, retirement, stock option or appreciation, insurance or other benefit plans) (each a "Plan"), and where applicable, any related trust agreement, annuity or insurance contract and, where applicable, the most recent annual report (Form
5500) filed with the Internal Revenue Service. To the extent applicable, each Plan complies, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "CODE"), and, except as provided on
Schedule 2.21, a favorable determination letter has been issued by the Internal Revenue Service with respect to each Plan intended to be qualified under
Section 401(a) of the Code and to the Knowledge of the Stockholders and the Company, no condition exists that presents a material risk of any such letter being revoked. No Plan is covered by Title IV of ERISA or Section 412 of the Code. No "prohibited transaction" as defined in ERISA Section 406 or Code
Section 4975 has occurred with respect to any Plan that could reasonably be expected to result in a material liability to the Company. Each Plan has been maintained and administered in compliance, in all material respects, with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. There are no pending or anticipated (by Stockholders or the Company) material claims against or otherwise involving any of the Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan that could reasonably be expected to result in a material liability to the Company. All material contributions, reserves or premium payments to the Plan, accrued to the date hereof have been made or provided for to the extent required by law or U.S. generally accepted accounting principles. The Company has not incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(1 5) of ERISA, currently or formerly maintained by the Company, or any entity which is considered one employer with the Company under Section 4001 of ERISA that has not been satisfied in full. The Company has not incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA that has not been satisfied in full. The Company has made no additional binding agreements or commitments (whether written or oral, formal or informal) to any current or former employee of the Company that amends or modifies any Plan. The Company has not engaged in and is not a successor or parent corporation to an entity that has engaged in a transaction that presents a material risk of the Company incurring any liability under ERISA Section 4069. Except as disclosed in the Financial Statements, the Company has no current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of the Company, other than with respect to benefits provided in accordance with
Section 498GB of the Code or Tide I, Subtitle B, Part VI of ERISA or other applicable law. No material tax under Section 49803 of the Code has been incurred by the Company in respect of any Plan that is a group health plan, as defined in Section 5000(b)(l) of the Code that has not been satisfied in full. The transactions contemplated by this Agreement shall not, by themselves, result in, and are not a pre-condition to, an increase in or acceleration of benefit payments or vesting in Plan benefits.

2.22     Insurance.

         Schedule 2.22 lists all policies of liability, theft, fire, title, workers' compensation and other forms of insurance and surety bonds insuring the Company and its directors, officers, employees, Properties, assets and businesses. All policies listed in Schedule 2.22 are in full force and effect and all premiums have been paid promptly by the Company. The Company has not failed to give any notice or to present any claim under any such policy or binder in a due or timely fashion. Except as set forth on Schedule 2.22, there have not been any claims in excess of $10,000 under any of the policies listed in Schedule 2.22 or against any insurers in relation to the operation of the Company since September 1, 1995.

2.23     Contracts.

         Schedule 2.23 sets forth a complete and accurate list of each Contract to which the Company is a party other than (i) Contracts under which no party thereto has any remaining liability, absolute or contingent, (ii) Contracts included or listed in another Schedule under this Article 2, (iii) purchase orders for goods or services placed in the Ordinary Course of Business and Contracts in the Ordinary Course of Business for facility services, (iv) contracts terminable at will by the Company without liability to the Company,
(v) contracts for or related to employment, and (vi) Contracts entered into in the Ordinary Course of Business, no one of which involves outstanding obligations by or to the Company of $10,000.

         The Contracts included or listed in Schedule 2.23 or in the other Schedules to this Article 2 (the "DESIGNATED CONTRACTS") are and shall be at Closing in full force and effect and are valid and enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles. No event has occurred and no condition exists which constitutes, or with notice or lapse of time or both would constitute, a material default by the Company, or to the Knowledge of Stockholders and the Company, by any other party, under any of the Designated Contracts. None of the Stockholders or the Company has received any oral or written notice (oral notices shall so qualify only if given to a Designated Individual and given after September 1, 1995) that any party to any of the Designated Contracts intends to cancel or terminate any of them or to exercise or not exercise any options under any of them. The Company is not a party to, nor is the Property of the Company bound by, any non-written contract material to the Business or the Company, taken as a consolidated whole, not disclosed in this Agreement or the schedules hereto. None of the Designated Contracts is contrary to any legal or regulatory provisions, or to any judicial or administrative decision.

2.24     Legal Proceedings.

         Schedule 2.24 sets forth a complete and accurate list of all claims, suits, actions, arbitrations, legal, administrative or other proceedings or governmental investigations (i) to which the Company is a party or which are, to the Knowledge of Stockholders and the Company, threatened against the Company, (ii) to which any employee or representative of the Company is a party and in respect of which the Company is obligated to provide indemnification or reimbursement, or (iii) to which the Company or any employee or representative of the Company was a party (with respect to the latter, only to the extent the Company was obligated to provide indemnification or reimbursement in respect thereof) at any time since September 1, 1995. Schedule 2.24 sets forth, for each of the matters identified therein, a brief summary of such matter and the parties involved therein, the total maximum amount claimed by the plaintiff against the Company if not yet settled or resolved as of the Closing Date, and, to the extent settled or resolved, the amount paid by the Company in judgment or settlement and any other remedies imposed upon the Company as a result thereof. There are no claims, suits, actions, arbitrations, legal, administrative or other proceedings or governmental investigations pending or, to the Knowledge of Stockholders and the Company, threatened which seek to question, delay, or prevent the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements. The Company is not in default with respect to any judgment, order, writ, injunction, decree or award of any Governmental Agency or of any arbitrator or arbitration panel. To the Knowledge of Stockholders and the Company, there is presently outstanding no reasonable basis for any other material claim, suit, action, arbitration or other proceeding to be brought against the Company.

2.25     Certain Relationships and Interests.

         Except as set forth in Schedule 2.25, and as may be disclosed by the Financial Statements, the Company does not have, and since September 1, 1995 the Company has not had, any Contract with, any outstanding loans to or from, any outstanding liabilities to, or any sharing arrangements (whether for compensation or otherwise) with any officer, director, employee, stockholder, member or Affiliate of the Stockholders, the Company, or any relative of any such Person or any Person in which any such individual is an officer, director or partner or has a material financial interest, direct or indirect. Except as set forth in Schedule 2.25, no officer, director, employee, stockholder, member or Affiliate of the Stockholders or the Company, nor any relative of any of such individual, owns or has any direct or indirect interest in any Property owned by or leased to the Company or any Proprietary Right licensed to or by the Company. Except as set forth in Schedule 2.25, neither the Company nor any officer, director, stockholder, member or Affiliate of the Stockholders, the Company, nor any relative of any such individual, owns or has any direct or indirect interest in any business which is a competitor, supplier or customer of the Company or in any Person with whom the Company is doing business in any way.

2.26     Business Records.

         All records of the Company, including without limitation all customer, supplier, accounting, personnel and computer records, are maintained with reasonable completeness and accuracy.

2.27     Personnel Identification and Compensation.

         Schedule 2.27 sets forth a true and complete list of the name, title, base salary, bonus, commission and total 1998 and 1999 to date compensation of all current employees and independent contractors of the Company and the amount, if any, by which the base salary of each such employee was increased or decreased for calendar year 1999.

2.28     Absence of Certain Commercial Practices.

         Neither the Company nor any of the officers, directors, employees and agents of the Company have, directly or indirectly, since September 1, 1995 (and, to the Knowledge of the Company and the Stockholders, prior thereto), given or made or agreed to give or make any illegal commission, payment, gratuity, gift, political contribution or similar benefit to any customer, supplier, governmental employee or Person who is or may be in a position to help or hinder the Company (or assist it in connection with any actual or proposed transaction). All sales and supply Contracts concluded by the Company have been concluded on an arms-length basis. There are no Contracts which may oblige the Company in the future to accept imposed purchase prices or any restrictions whatsoever or its freedom to do business.

2.29     Powers of Attorney; Guarantees and Other Liabilities.

         The Company does not have any powers of attorney outstanding (other than those issued in the Ordinary Course of Business consistent with commercial practices typical for the jurisdiction in question). Except as set forth in
Schedule 2.29, the Company does not have any obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any Person, corporation, partnership, limited liability company, joint venture, association, organization, or other entity.

2.30     Exemption from Filing Requirements of Hart-Scott-Rodino Act.

         The Company did not, on a cumulative basis, have net sales in the United States in excess of $25,000,000 annually. Without regard to the total Purchase Price to be paid hereunder, the Company has total United States assets of less than $15,000,000. For purposes of the preceding sentence only, "total assets" shall mean the total of all cash, deposits in financial institutions, other money market or government obligation instruments, voting securities, and other income-producing property of the Company.

2.31     Full Disclosure.

         The representations and warranties contained in this Article 2 taken together with the matters described in the Schedules as a whole, do not and will not contain any untrue statement of a material fact and, to the Knowledge of Stockholders and the Company, do not omit any material fact the omission of which would make the statements made herein or therein misleading. To the Knowledge of Stockholders and the Company, there is no fact which Materially Adversely affects, or which Stockholders believe will in the future Materially Adversely affect, the condition, assets, liabilities, operations or prospects of the Company or the Business which has not been set forth herein.

2.32     Brokers.

         Except as set forth on Schedule 2.32, no broker, agent, finder, consultant or other Person has been retained by, or has acted on behalf of the Company or the Stockholders (other than legal and accounting advisors) or is entitled to be paid based upon any agreements or understandings made by the Company or the Stockholders in connection with any of the transactions contemplated by this Agreement.

2.33     Y2K Readiness.

         To the best Knowledge of Stockholders and the Company, except as set forth on Schedule 2.33, the Company has adequately prepared for Y2K to avoid any Materially Adverse effect on the Company and its Business.

2.34 Survival of Representations and Warranties; Nature of Representations and Warranties.

         Except as otherwise provided in Section 6.4, the representations and warranties of the Stockholders shall survive the Closing Date for a period of three (3) years. Notwithstanding the joint and several nature of the representations and warranties of Stockholders, and Stockholders' indemnification in respect of breaches of the same, the representations and warranties of Section 2.4, Section 2.5, and Section 2.6 with respect to any particular Seller, and the absence of conflicts with its or his agreements and similar instruments, the absence of approvals and the like required of it or him, and due authorization and execution of this Agreement by it or him, shall be deemed made only by such Seller, only such Seller shall be deemed liable for indemnification pursuant to Article 6 with respect to a breach of such representation and warranty, and no other Seller shall have liability in respect of a breach of such representation and warranty by any other Seller but all Stockholders will be so liable for a breach of such representation or warranty with respect to the Company.

ARTICLE 3.   ACQUISITION SUBSIDIARY'S REPRESENTATIONS AND
         WARRANTIES

Acquisition Subsidiary represents and warrants, and UT where indicated below represents and warrants, to the Stockholders as follows:

3.1      Organization, Good Standing and Qualification.

         Acquisition Subsidiary is a corporation duly organized and validly existing under the laws of the State of Illinois and has all necessary corporate power and authority to own, lease and operate the Properties and assets it now owns, leases and operates and to carry on its business as now being conducted. Acquisition Subsidiary is duly qualified and licensed and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing which will not in the aggregate have a Materially Adverse effect on Acquisition Subsidiary.

3.2      Authorization, etc.

         Acquisition Subsidiary has all requisite right, corporate power and authority and full legal capacity to enter into, perform and comply with this Agreement and each of the Transaction Agreements to which it is or will be a party. All proceedings required to be taken by the Acquisition Subsidiary to authorize the execution, delivery and performance of and compliance with this Agreement and such Transaction Agreements have been properly taken and no other proceedings (corporate or otherwise) on the part of Acquisition Subsidiary (or its shareholders) or any other Person are necessary to authorize this Agreement and the Transaction Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and each of such Transaction Agreements has been, or will be upon execution thereof, duly executed and constitute, or will constitute upon execution thereof; the valid and binding obligation of the Acquisition Subsidiary, enforceable against Acquisition Subsidiary in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.3      No Violations.

         Neither the execution and delivery of this Agreement or any of the Transaction Agreements by the Acquisition Subsidiary nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any law, statute, ordinance, rule or regulation to which Acquisition Subsidiary is subject, or any provision of such Acquisition Subsidiary's organizational documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate modify, or cancel, or require any notice under, or the consent of any other party to, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money, instrument of indebtedness lien, or other arrangement to which Acquisition Subsidiary is a party or by which it is bound or to which any of its assets is subject, excluding from clauses (i) and (ii) above such violations, conflicts, breaches and defaults that, in the aggregate, would not have a material adverse effect on the ability of the Acquisition Subsidiary to consummate the transactions provided for by this Agreement and the Transaction Agreements. Assuming the accuracy of Stockholders' representations and warranties at
Section 2.30, Acquisition Subsidiary is not required by law to obtain any approval from any Governmental Agency to consummate the transactions contemplated by this Agreement or any Transaction Agreement.

3.4      Approvals, etc.

         No consent, permit or approval of, filing with or notice to any Governmental Agency or any other Person (whether or not governmental in character) has been or is required to be obtained, made or given by the Acquisition Subsidiary in connection with the execution and delivery of this Agreement or the Transaction Agreements to be entered into pursuant hereto or the performance of and compliance with this Agreement and such Transaction Agreements, except such consents, permits, approvals, filings or notices that have been so obtained, made or given.

3.5      Brokers.

         Except as set forth on Schedule 2.32, no broker, agent, finder, consultant or other Person has been retained by, or has acted on behalf of the Acquisition Subsidiary (other than legal and accounting advisors) or is entitled to be paid based upon any agreements or understandings made by the Acquisition Subsidiary in connection with any of the transactions contemplated by this Agreement.

3.6      Registration Rights.

         UT is under no restriction from granting "piggyback" rights as provided in the Registration Rights Agreement attached hereto.

3.7      Continuation of Ongoing Operations.

         UT does not plan to sell, liquidate or otherwise transfer substantially all of the assets of the Surviving Corporation within two years from the Closing Date, other than to an Affiliate of Acquisition Subsidiary or UT.


ARTICLE 4.  CONDITIONS TO THE CLOSING

4.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver, at or prior to the Closing Date of the following conditions:

         (a) Consents, Approvals. The Company shall have received all consents, approvals, authorizations, or other actions by, or filings with or notification to, any Person or governmental Authority set forth in Schedule 2.5 and made all such filings and declarations, as may be required to consummate the transactions contemplated by this Agreement, and the execution and delivery of the Transaction Agreements.

         (b) No Injunctions. There shall not be in effect any statute, regulation, order, decree or judgment of any governmental authority which makes it illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement, or the Transaction Agreements.

4.2 Conditions to Obligations of the Acquisition Subsidiary. The obligations of the Acquisition Subsidiary to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction of, or waiver by, Acquisition Subsidiary, at or prior to the Closing Date, of the following conditions:

         (a) Stockholders' and Company's Obligations Performed. The Stockholders and the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements, conditions and obligations under this Agreement required to be performed by it or them on or prior to the Closing Date. The deliveries described in Section 4.6 hereof shall have been made.

         (b) Accuracy of Representations and Warranties. Each of the representations and warranties of Stockholders and the Company contained in this Agreement or any written schedule or certificate that shall be delivered to the Acquisition Subsidiary pursuant to this Agreement shall be true and correct in all material respects in each case as of the Closing Date (except for representations and warranties expressly stated herein to be applicable solely as to a specified date which were true and correct as of such date).

         (c)     Due Diligence.    The completion of Acquisition Subsidiary's
due diligence review of the Business and operations of the Company to the reasonable satisfaction of Acquisition Subsidiary.

         (d) Transaction Agreements. The Stockholders and the Company shall have executed and delivered each of the Transaction Agreements.


         (e) No Materially Adverse Effect. No event or series of events shall have occurred which has had or would reasonably be expected to have a Materially Adverse effect on the Company.

         (f) Certification by Stockholders. Acquisition Subsidiary shall have received a certificate, dated the date of the Closing, signed by each of the Stockholders, other than George Davis, representing and warranting, in such detail as Acquisition Subsidiary may reasonably request, that the conditions specified in Section 4.1 and Sections 4.2(a) and (b) have been fulfilled.

         (g)     Consents: Approvals.

                 All consents, approvals and actions of, filings with and notice to any Governmental Agency necessary to permit Acquisition Subsidiary, Stockholders and Company obligations under this Agreement and the Transaction Agreements and to the transactions contemplated hereby and thereby; and all consents (or in lieu thereof waivers) listed on Schedule 4.2(g) and all other consents (or in lieu thereof waivers) to the performance by Stockholders and the Company of their obligations under this Agreement and the Transaction Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which the Stockholders or the Company is a party or by which any of their respective Properties are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to Materially Adversely affect the Acquisition Subsidiary or the Business, (A) shall have been obtained, (B) shall be in form and substance reasonably satisfactory to the Acquisition Subsidiary, (C) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, (D) shall be without condition Materially Adverse to the Acquisition Subsidiary, (E) shall not be conditioned upon the giving of any additional consideration by the Acquisition Subsidiary, and (F) shall be in full force and effect.

         (h) Litigation. There shall be no investigation, notice, litigation, arbitration or proceeding pending or threatened by any governmental authority or Person for the purpose of enjoining or preventing the consummation of this Agreement or the Transaction Agreements or otherwise claiming that the consummation of this Agreement or the Transaction Agreements is illegal or improper or which, if decided adversely, would Materially Adversely affect (i) the Business, (ii) Acquisition Subsidiary rights in respect thereof, (iii) the value of the Company Shares, or (iv) the Stockholders' and the Company's ability to perform its obligations under this Agreement and the Transaction Agreements, if and when the transactions contemplated hereby are consummated, or that would cause any of the transactions contemplated by this Agreement or the Transaction Agreements to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction or change shall be in effect).

         (i) Opinion of Stockholders' Counsel. Acquisition Subsidiary shall have received from counsel for the Stockholders, an opinion dated the date of the Closing in the form of Exhibit D.

         (j)     Management Agreements; Employment Relationships.

                 (i) The Company shall have entered into a three-year employment agreement with Moriarty as its President and Chief Scientific Officer in the form of Exhibit E, including his acceptance of and agreement to be bound by (i) UT's Employee Manual, and (ii) UT's Securities Trades by Company Personnel Policy, both of which shall be attachments to his employment agreement.

                 (ii) The Company shall have entered into three-year employment agreements with Penmasta and Guo in the form of Exhibit F, including their acceptance of and agreement to be bound by (i) UT's Employee Manual, and
(ii) UT's Securities Trades by Company Personnel Policy, both of which shall be attachments to their employment agreements.

                 (iii)    In addition to those employees set forth in (i) and
(ii) above, substantially all employees of the Company indicate a willingness to remain with the Company after Closing. The Acquisition Subsidiary shall be satisfied that the transactions contemplated hereby and ownership of the Company by Acquisition Subsidiary shall have no effect on the relations between the Company and their employees that is reasonably likely to be Materially Adverse to the Surviving Corporation or the Business.

         (k) Approval and Delivery of Documentation. Stockholders and the Company shall have delivered such other certificates, instruments, opinions and other documents as Acquisition Subsidiary may reasonably request, and the form and substance of all certificates, instruments, opinions and other documents delivered to Acquisition Subsidiary under this Agreement shall be satisfactory in all reasonable respects to Acquisition Subsidiary and its counsel. No legal impediment to the consummation of transactions contemplated by this Agreement and the

Transaction Agreements shall have arisen in the reasonable judgment of Acquisition Subsidiary. The deliveries described in Section 4.5 hereof shall have been made.

4.3 Conditions to Obligations of the Stockholders and the Company. The obligations of the Stockholders and the Company to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver, at or prior to the Closing Date of the following conditions:

         (a) Acquisition Subsidiary's Obligations Performed. The Acquisition Subsidiary shall have performed, satisfied and complied in all material respects with all covenants, agreements, conditions and obligations under this Agreement required to be performed by it on or prior to the Closing Date.

         (b) Accuracy of Representations and Warranties. Each of the representations and warranties of the Acquisition Subsidiary contained in this Agreement or any written schedule or certificate that shall be delivered to the Acquisition Subsidiary pursuant to this Agreement shall be true and correct in all material respects in each case as of the Closing Date (except for representations and warranties expressly stated herein to be applicable solely as to a specified date which were true and correct as of such date), except where the failure to be so true and correct would not, in the aggregate, have a Materially Adverse effect on the Company.

         (c) Deliveries upon Closing. Acquisition Subsidiary shall have delivered such other certificates, instruments, opinions and other documents as Stockholders and the Company may reasonably request, and the form and substance of all certificates, instruments, opinions and other documents delivered to Stockholders and the Company under this Agreement shall be satisfactory in all reasonable respects to Stockholders and the Company and their counsel. No legal impediment to the consummation of transaction contemplated by this Agreement and the Transaction Agreements shall have arisen in the reasonable judgment of Stockholders and the Company. The deliveries described in Section
4.4 hereof shall have been made.

         (d) Litigation. There shall be no investigation, notice, litigation, arbitration or proceeding pending or threatened for the purpose of enjoining or preventing the consummation of this Agreement or the Transaction Agreements or otherwise claiming that the consummation of this Agreement or the Transaction Agreements is illegal or improper or that would cause any of the transactions contemplated by this Agreement or the Transaction Agreements to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction or change shall be in effect).

         (e) Moriarty Guarantee. Those guarantees or other similar credit support provided by Moriarty personally as disclosed on Schedule 4.3(e) shall be guaranteed by UT and Moriarty shall have been released from each such guarantee or obligations to the extent that the party so guaranteed consents to such release prior to the Closing Date or as soon thereafter as may be practicable.

4.4      Acquisition Subsidiary's Deliveries at Closing.

         At Closing, UT and the Acquisition Subsidiary shall deliver to the Stockholders the following:

         (a)      payment of the Merger Consideration as required under Section
1.3 above;

         (b) a duly executed certificate, dated as of the Closing Date, from UT and the Acquisition Subsidiary to the effect that the conditions set forth in Article 4 above which have not otherwise been waived by the Stockholders and the Company have been satisfied;

         (c) a duly executed Registration Rights Agreement at Exhibit G hereto;

         (d) opinion of Mahon Patusky Rothblatt & Fisher, Chartered, counsel for Acquisition Subsidiary, addressing the matters relating to Acquisition Subsidiary as set forth at Exhibit H and as are otherwise reasonably acceptable in form and substance to Stockholders;

         (e) letter from UT and the Acquisition Subsidiary to Moriarty, indicating that UT and the Acquisition Subsidiary will cooperate with Moriarty and use their best efforts to secure Moriarty's release from the personal guaranty of the Cole Taylor Bank financings identified in Schedule 4.3(e) and will indemnify Moriarty against any liability under such personal guaranty if he not released.

         (f) such other instruments or documents necessary to complete the transaction contemplated herein, all reasonably satisfactory in form and substance to Stockholders.

4.5      Stockholders' Deliveries at Closing.

         At Closing, the Stockholders and the Company shall deliver to UT and the Acquisition Subsidiary the following:

         (a) certificates evidencing all of the Company Shares with fully executed stock powers endorsed by Stockholders to UT;

         (b) a duly executed certificate, dated as of the Closing Date, from the Stockholders and the Company to the effect that the conditions set forth in Article 4 above which have not otherwise been waived by the Acquisition Subsidiary have been satisfied;

         (c)     a duly executed Registration Rights Agreement at Exhibit G;

         (d) certificates of the Secretary of the Company certifying the authenticity and completeness and accompanying the charter, By-laws, existing minutes and stock record book of the Company;

         (e) duly executed Employment Agreements referenced in Sections 4.2(j)(i) and (ii);

         (f) opinion of George W. Davis, Esq., counsel for Stockholders, addressing the matters relating to Stockholders and the Company set forth at Exhibit D and as are otherwise reasonably satisfactory in form and substance to Acquisition Subsidiary;

         (g) such other instruments or documents necessary to complete the transaction contemplated herein, all reasonably satisfactory in form and substance to the Acquisition Subsidiary.


ARTICLE 5.   POST-CLOSING OBLIGATIONS AND AGREEMENTS

         The Stockholders, the Acquisition Subsidiary, the Company and UT, as may be provided below, respectively covenant that:

5.1      Conduct of Business in Normal Course.

         Stockholders have caused the Company to carry on, and the Company has carried on, the Business diligently in the Ordinary Course of Business and in a manner consistent with past practice.

5.2      Certain Taxes.

         All transfer, documentary, sales, use, value added, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transaction contemplated hereby shall be paid by Stockholders when due, and Stockholders will, at their own expense, file all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Acquisition Subsidiary will join in the execution of any such Tax returns and other documentation. Stockholders shall indemnify, defend and hold Acquisition Subsidiary and the Surviving Corporation, together with their respective Affiliates, officers, directors, shareholders, employees and agents, harmless from and against any such Taxes.

5.3      Accounting Fees.

         The Surviving Corporation shall pay the fees of Blackman, Kallick and Bartlestein, LLP (other than fees incurred by them in connection with services rendered to the Stockholders personally in connection with the transactions contemplated herein) in the amounts set forth in Schedule 2.9 in three equal monthly payments with the first payment to be made on or before October 15, 1999.

5.4      Employee Stock Options.

         Within fifteen Business Days after Closing, UT shall grant to employees of the Surviving Corporation the number of stock options for UT common stock pursuant to UT's Equity Incentive Plan, vesting 20% each year over a five-year period that is provided adjacent to their names in Schedule 2.20(a)(i).

5.5      Board Seat.

         The Stockholders shall have the right for a three-year period from the Closing Date to name one qualified, competent member of the Surviving Corporation's Board of Directors subject to the consent of the Surviving Corporation, which consent shall not be reasonably withheld.

5.6      Post-Closing Operations.

         (a) The Surviving Corporation will operate the Business pursuant to the initial operating budget attached at Exhibit I to achieve the following two priorities: (i) the highest priority is to support FDA approval of UT-15 in the shortest possible time, and (ii) the second highest priority is to operate profitably and cash-flow positive at all times.

         (b) The parties acknowledge that the amount of new cash provided by UT for new equipment, employees and consultants for the Surviving Corporation to achieve the highest priority is detailed in Schedule 5.6. The parties acknowledge that UT will not add new cash into the Surviving Corporation beyond that amount identified in Schedule 3.7, but will instead apply UT's marketing and sales resources to helping the Surviving Corporation maintain profitability and cash-flow positive business status at all times pursuant to the operating budget at Exhibit I.

         (c) The parties acknowledge that Moriarty, as President & Chief Scientific Officer of the Surviving Corporation, will report to Gilles Cloutier as CEO of the Surviving Corporation.

         (d) A new Director of Operations will be hired with responsibility for ensuring that the Surviving Corporation produces UT-15 to GMP standards and passes the upcoming FDA inspections. The Surviving Corporation's new Director of Operations will report to the Surviving Corporation's CEO to ensure that the Surviving Corporation produces UT-15 to GMP standards and passes the upcoming FDA inspections.

         (e)     All expenditures within the operating budget provided at
Exhibit I as it may be revised from time to time shall be approved by the Surviving Corporation's CEO and any out-of-budget expenditure must be approved in advance of obligation by UT's CEO. Moriarty, Penmasta, Guo and David Moriarty agree not to incur any expenses or obligations outside of established budgets without written, prior approval from UT's CEO.

5.7      Moriarty Loans.

         The pre-closing loans or advances owed by Moriarty to the Company described in Schedule 5.7 shall continue as a receivable of the Surviving Corporation for a period of the earlier of (i) one month from the registration of the UT shares issued to Moriarty, and (ii) 13 months from the Closing Date, at which time such receivables shall be paid in full to the Surviving Corporation.

5.8      Split-Dollar Insurance.

         Moriarty shall have the right to request that the Surviving Corporation continue the premium payments on the existing split-dollar insurance policy provided, in each event, that such Moriarty's compensation under his employment agreement shall be reduced by the amount of such premium payments as they are made.

5.9      Subchapter "S" Final Return.

         As soon as practicable after Closing, Stockholders shall prepare and file at their sole expense the final Company Subchapter "S" federal income tax return subject to UT's prior review and approval, such approval not to be unreasonably withheld or delayed. Stockholders shall be solely responsible for any and all payment, fees, penalties and interest relating thereto.

5.10     Additional Agreements.

         In case at any time after the date of this Agreement any further action is necessary or desirable to carry out the purposes of this Agreement or the Transaction Agreements, the parties to this Agreement shall take all such actions.


ARTICLE 6.   INDEMNIFICATION

6.1      Indemnification as to Representations Warranties. Covenants and Other
  Matters.

         (a) Stockholders, except for Davis, agree, jointly and severally (except as otherwise provided at Section 2.34 to indemnify, defend and hold Acquisition Subsidiary, the Surviving Corporation and their respective Affiliates, officers, directors, shareholders, employees and agents harmless from and against any and all losses, liabilities, damages, claims, demands, costs, obligations, deficiencies and expenses (including without limitation interest, penalties and reasonable attorneys' fees and expenses and, in the case of environmental matters, reasonably necessary facility and equipment repairs, modifications and additions) (collectively and including without limitation Tax Losses, "LOSSES") which arise, or result, directly or indirectly, from:

                 (i) Representations, Warranties and Covenants -- except as otherwise provided herein, any material breach of or failure to perform, any representation, warranty, covenant or obligation of any of the Stockholders or the Company in this Agreement or in any Schedule or certificate delivered pursuant hereto;

                 (ii) Identified Claims and Litigation Matters (Designated Claims) -- defense costs and all other Losses arising out of or in connection with the claims and litigation matters against the Company which are identified on Schedule 6.1(a)(ii) (such claims and matters, the "DESIGNATED CLAIM"; Losses from the Designated Claims, the "DESIGNATED CLAIM LOSSES"), provided, however, that Stockholders' obligation to indemnify with respect to the Designated Claim Losses shall be subject to a one time, aggregate deductible of Acquisition Subsidiary against such Losses of twenty-five Thousand Dollars ($25,000).

                 (iii) Liabilities -- any and all liabilities, debts, or obligations, known or unknown, fixed or contingent, liquidated or unliquidated, secured or unsecured, direct or indirect, or of any other kind, of the Company, which arose or accrued prior to Closing, other than (i) liabilities specifically disclosed and identified as to amount on the Stub Balance Sheet or in the Schedules attached hereto (but only to the extent of such amounts specifically disclosed in such Schedules or to the extent the Contracts giving rise to any such liabilities have been specifically identified in such Schedules), (ii) liabilities, debts, or obligations arising since the Stub Period Date which have been incurred in the Ordinary Course of Business and which are consistent with the representations and warranties in Section 2.8 and to the extent covered by such warranties and representations, and (iii) liabilities the subject of indemnification pursuant to Section 6.1(a)(ii) (Designated Claims). The foregoing liabilities shall include, without limitation, any and all losses that the Surviving Corporation might incur by reason of any claim, suit, demand or action alleging that the operation of the Business of the Company prior to Closing conflicted with, infringed upon or misappropriated the Proprietary Rights of any third party, only to the extent covered by Stockholders' warranties and representations under this Agreement; and

                 (iv) Taxes -- in addition to Losses resulting from any breach of the representations and warranties in Section 2.10, but notwithstanding disclosure in Schedule 2.10(a), any and all Losses arising from or related or attributable to Taxes of the Surviving Corporation relating to or arising or accruing on or before Closing, or obligations of the Surviving Corporation to report, pay, or withhold in respect of such Taxes, to the extent related to or arising or accruing on or before Closing, to the extent not accrued and taken into account in the adjustment of the Share Purchase Price (all such Losses in this clause (vi) with respect to Tax matters are referred to herein as "TAX LOSSES").

         (b) Acquisition Subsidiary agrees, jointly and severally, to indemnify, defend and hold Stockholders harmless from and against any and all Losses which arise or result, directly or indirectly, from any breach of or failure to perform, any representation, warranty, covenant or obligation of the Acquisition Subsidiary in this Agreement.



6.2      Notice of Claims.

         (a) If an indemnified party reasonably believes that it may incur any Losses hereunder, or receives notice of a third-party claim for which it intends to seek indemnification hereunder, it shall give the indemnifying party prompt written notice of such claim, specifying the facts and circumstances of the indemnification claim and the estimated amount of the Losses.

         (b) The indemnifying party under this Section 6.2 shall have the right to conduct and control, through counsel of its own choosing but reasonably acceptable to the indemnified party, any third-party claim, action or suit or compromise or settlement thereof but only so long as prior to assuming the conduct or control of such claims, action or suit, the indemnifying party confirms in writing to the indemnified party that such claim, action or suit is one in respect of which the indemnifying party is obligated to provide indemnification under this Agreement. The indemnified party may, at its election, participate in the defense of any such claim, action or suit through counsel of its own choosing, but the fees and expenses of such counsel shall be at the expense of the indemnified party, unless the indemnified party shall have been advised by such counsel that there are one or more legal defenses available to it that are inconsistent and conflicting with those available to the indemnifying party (in which case, if the indemnified party notifies the indemnifying party in writing that it elects separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party with respect to such defenses). If the indemnifying party shall fail to defend promptly and aggressively any such third-party claim, action or suit, then the indemnified party may defend, through counsel of its own choosing, such claim, action or suit and may settle such claim, action or suit and recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense. The obligations of the indemnifying party hereunder shall not be reduced as a result of any action by the party furnishing the notice of third-party claim responding to such claim if such action is reasonably required to minimize damages or to avoid a forfeiture or penalty or to comply with a requirement imposed by law. The indemnifying party shall not compromise or settle any third-party claim, action or suit that includes any term which shall require any act or forbearance by the indemnified party and which does not unconditionally release the indemnified party from all liability in respect of such claim, action or suit without the prior written consent of the indemnified party. Acquisition Subsidiary and Stockholders shall cooperate in all reasonable respects with each other in connection with the defense, negotiation or settlement of any legal proceeding, claim or demand referred to in this Section 6.2.

         (c)     Notwithstanding any of the foregoing:

                 (i) UT and the Surviving Corporation shall be entitled to control any audit, contest, or proceeding involving Taxes, but shall allow, and shall cause the Subsidiaries to allow, the Stockholders to be present with the Surviving Corporation at all meetings with Tax authorities in respect of audits, and to be present at all other proceedings and hearings with respect to all Tax contests, to the extent such meetings, proceedings or hearings relate to the Tax returns of the Company with respect to periods on or prior to the Closing in respect of which UT or the Acquisition Subsidiary seek indemnification from Stockholders. Stockholders shall also be entitled to make any reasonable written submissions in respect of such Tax audits, proceedings and hearings, provided that all positions taken in such submissions are based upon substantial authority, are made in good faith, and are prepared by counsel of recognized national standing, and further provided that prior to making such submissions, Stockholders shall afford Acquisition Subsidiary reasonable opportunity to review and comment on such submissions. UT and the Surviving Corporation will not settle any such Tax audit, proceeding or contest in a manner that would adversely affect any of the Stockholders without the prior written consent of such Stockholders, which consent shall not be unreasonably withheld, conditioned or delayed. Stockholders' consent shall be deemed to have been given in the event Stockholders fail to respond to and disapprove of the Surviving Corporation's request for consent within 5 Business Days of notice given pursuant to the provisions of Section 7.5.

                 (ii) Notwithstanding the procedure detailed in Section 6.2(c)(i) above, in the event that UT or the Surviving Corporation has no exposure to potential Taxes and the impact of any Taxes would fall solely on the Stockholders then, in such event, the Stockholders may control any audits, contests or proceedings but shall allow UT and the Surviving Corporation to be present at all meetings with Tax authorities in respect of audits, and to be present at all other proceedings and hearings with respect to all Tax contests, and to receive copies of all correspondence to and from tax authorities, to the extent such meetings, proceedings, hearings or correspondence relate to the Tax returns of the Company. In the event that during the course of Stockholders' control of any audits, contests or proceedings, the Surviving Corporation or UT becomes exposed to potential Taxes and the impact of any Taxes would fall on the Surviving Corporation or UT then, in such event, the Surviving Corporation and UT shall be entitled to immediately control any audit, contest, or proceeding as provided in Section 6.2(c)(i) above.

                 (iii) Acquisition Subsidiary shall have the right to conduct and control the claims and litigation the subject of indemnification pursuant to Section 6.1(a)(ii) (Designated Claims), subject to the following:

                          (A)  To the extent that the total cumulative
Designated Claim Losses are in excess of $250,000, prior to settling such Designated Claims, the Surviving Corporation shall secure the approval of Stockholders of such settlement, which approval shall not be unreasonably withheld or delayed. Stockholders' approval shall be deemed to have been given in the event Stockholders fail to respond to and disapprove of the Surviving Corporation request for approval within 5 Business Days of notice given pursuant to the provisions of Section 7.5; and

                          (B)  The Surviving Corporation shall continue to use
counsel handling the Designated Matters reasonably acceptable to the Stockholders.

6.3      Offset.

         (a) Subject to Section 6.4, Acquisition Subsidiary shall have the right to offset from the UT Stock Holdback pursuant to Section 1.4 any amounts representing Losses (including Tax Losses) resulting to either of the Surviving Corporation or UT as a result of any indemnification claim contained in this Agreement. Subject to the limitations of Section 6.4, exercise of the offset rights under this Section 6.3(a) and Section 6.3(b) by the Surviving Corporation or UT shall not limit the rights of the Surviving Corporation or UT to recover any amounts owed to any of them that exceed the amount obtained by exercise of those rights and such exercise shall not be in substitution of or in any way limit the exercise by either of the Surviving Corporation or UT, of their other rights and remedies. Stockholders acknowledge and agree that the exercise of its rights pursuant to this Section 6.3(a) and pursuant to Section 6.3(b) by the Surviving Corporation or UT shall not limit the rights of the Surviving Corporation or UT to recover any amounts owed to any of them that exceed the amount obtained by exercise of those rights and such exercise shall not limit the exercise by either of the Surviving Corporation or UT of their other rights and remedies under this Agreement.

         (b) In the event that on the date payment of the net UT Stock Holdback retained pursuant to Section 1.7 there are then pending third-party claims which give rise to rights to indemnification in favor of the Surviving Corporation or UT, and their respective Affiliates, officers, directors, shareholders, employees and agents under this Article 6 which have not been fully resolved or settled, the Surviving Corporation or UT shall be entitled to exercise the set-off rights provided above with respect to such claims by withholding from the UT Stock Holdback an amount equal to the reasonable assessment of the amount of Losses that are likely to be incurred by the Surviving Corporation or UT in respect of such claims. In connection with such exercise of set-off rights, the Surviving Corporation or UT shall give written notice to Stockholders of the amount of its assessment of the Losses in question. If Stockholders disagree with assessment of the Losses by the Surviving Corporation or UT, they shall give written notice to the Surviving Corporation or UT of their objection no later than 30 days after receipt of the first notice from the Surviving Corporation or UT. If the parties are unable to resolve their differences within 30 days of Stockholders' notice to the Surviving Corporation or UT, the matter shall be submitted to KPMG, Washington, D.C., for the Surviving Corporation or UT, and Blackman, Kallick and Bartelstein for Seller, to arrive at a proposed resolution on Losses assessment. In the event that KPMG and Blackman, Kallick and Bartelstein arrive at a mutual recommendation, it shall be adopted by the parties. In the event that KPMG and Blackman, Kallick and Bartelstein are unable to arrive at a mutual recommendation, then KPMG and Blackman, Kallick and Bartelstein shall agree upon a third CPA firm to act as an arbitrator (the "ACCOUNTING ARBITRATOR") for a final determination of the reasonable assessment of the amount of Losses that are likely to be incurred in respect of such claim. If the Accounting Arbitrator determines that the amount withheld by the Surviving Corporation or UT is in excess of the amount of Losses that are likely to be incurred by the Surviving Corporation or UT, then the Surviving Corporation or UT shall release the excess amount, to the Stockholders. The fees and expenses of the Accounting Arbitrator shall be borne equally by the Surviving Corporation or UT, on the one hand, and by the Stockholders, on the other.
Each of the parties shall bear its own attorneys' and accountants' fees and expenses incurred in connection with resolution of the matter by the Accounting Arbitrator.

6.4      Limitations.

         (a) No Losses shall be payable by Stockholders pursuant to Section 6.l(a)(i) (Representations, Warranties and Covenants), Section 6.l(a)(iv) (Liabilities) or (Section 6.l(a)(v) (Taxes) (except as specified below) until and unless the aggregate amount of all such Losses asserted and claimed by the Surviving Corporation or UT against Stockholders exceeds Twenty-Five Thousand Dollars $25,000 (the "DEDUCTIBLE AMOUNT"), provided that at such time as the amount of such Losses exceeds the Deductible Amount, the Surviving Corporation or UT shall be entitled to be indemnified for the amount of such Losses in excess of the Deductible Amount. The foregoing provisions shall not apply to Losses the subject of Section 6.l(a)(ii) (Designated Claims) and such Losses shall be subject only to such deductible or threshold as set expressly set forth in such provisions.

         (b) Except for indemnification in respect of (i) any and all Tax Losses, pursuant to Section 6.1(a)(v) (Taxes), or for breach of the Stockholders' representations and warranties at Section 2.10 (Tax Returns and Payments), which rights to indemnification shall survive for the applicable statute of limitation periods for the underlying claims plus sixty (60) days,
(ii) matters the subject of Section 6.l(a)(ii) (Designated Claims), which rights to indemnification shall survive indefinitely, and (iii) any and all Losses of either of the Surviving Corporation or UT arising as a result of any breach of the representations and warranties of Stockholders at Sections 2.3 (Corporate Capitalization; Title to Company Shares), or Section
2.6 (Authorization, Validity), arising as a result of fraud on the part of the Stockholders or any of them, or arising in respect of breaches by the Stockholders or any of them under Article 5 or Section 7.12, which rights to indemnification shall survive indefinitely, the respective rights of the Surviving Corporation, UT or the Stockholders to indemnification under this
Article 6 shall terminate, as to all claims for which the party claiming indemnification has not given to the indemnifying party written notice of a claim, by the third anniversary of the Closing Date. Rights to indemnification which survive pursuant to the foregoing for a definite period in excess of three (3) years from the Closing Date shall terminate as the end of the period specified above, except with respect to claims for which the party claiming indemnification has given to the indemnifying party written notice of such claim prior to the end of such period.


         (c) Stockholders shall not be obligated to indemnify the Surviving Corporation or UT in respect of any claim under this Article 6 until the amount of such claim or (i) such claim and substantially related claims or (ii) such claim and claims involving substantially the same practice or facts or circumstances, equals or exceeds $5,000, at which point, the Surviving Corporation or UT shall be entitled to indemnification for the full amount of the claim, subject to the Deductible Amounts of this Article 6.

         (d) Nothing herein is intended to limit or cap remedies for actual fraud.

6.5      Limitation of Liability.

         Notwithstanding anything to the contrary set forth above, the liability of each Seller shall not exceed the portion of the Purchase Price, less any reductions or adjustments to the Purchase Price under this Agreement, to be paid to each Seller for each Seller's Shares being sold hereunder, with the exception of actual fraud for which there shall be no limitation of liability.

6.6      Exchange Rate.

         In determining whether a deductible, level of liability, or cap on liability under this Article 6 has been met, all obligations and liabilities to be taken into account with respect to such deductible, level of liability or cap denominated in a currency other than Dollars shall be converted into Dollars at the rate for the purchase of such currency with Dollars at the Designated Exchange Rate on the date that the Surviving Corporation or UT pays on such obligation or liability.


ARTICLE 7.   MISCELLANEOUS

7.1      Transactional Expenses.

         Whether or not the transactions contemplated by this Agreement are consummated, Stockholders, Company and Acquisition Subsidiary shall each pay his or its own legal and accounting fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of its counsel, accountants and other experts. To the extent any of such fees and expenses have been charged to or are payable by the Company, Stockholders shall cause such amounts to be discharged and paid for prior to Closing. Notwithstanding anything to the contrary set forth above, accounting fees of Blackman, Kallick and Bartelstein and legal fees of the Law Offices of George W. Davis will be paid as provided in Section 5.3 and legal and other fees of the Law Offices of George W. Davis, including portions of such fees relating to this transaction, will be paid pursuant to Section 5.3 as a result of the purchase of Davis' Company Shares under this Agreement and various payments from the $200,000 cash payment to Stockholders at Closing.

7.2      Other Agreements Superseded; Waiver and Modification, etc.

         This Agreement and the Transaction Agreements supersede all prior agreements, representations or understandings, written or oral, of Stockholders, UT, Acquisition Subsidiary and the Company relating to any form of acquisition of the Company, and incorporates the entire understanding of the parties with respect thereto. This Agreement may be amended or supplemented only by a written instrument signed by the party against whom the amendment or supplement is sought to be enforced. Except as otherwise provided in Article 4, the party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made by written instrument signed by the waiving party.

7.3      Survival.

         Except as otherwise specified in this Agreement, the indemnifications, covenants, representations and warranties made in this Agreement or made in writing pursuant hereto shall survive the Closing, any investigation of the matters covered thereby by or on behalf of any party to whom they are made or any discovery or knowledge prior to Closing or execution of this Agreement of misstatement or misrepresentation by the party to whom they are made. Each of the parties acknowledges that the others are entering into this Agreement and will consummate the transactions contemplated hereby, in reliance upon the express representations and warranties of the other parties made in this Agreement or made in a writing delivered pursuant hereto.

7.4      Recovery of Litigation Costs.

         If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

7.5      Notices.

         Any notice under or relating to this Agreement shall be given in writing and shall be deemed sufficiently given and served for all purposes when personally delivered or given by telex or machine-confirmed facsimile or seven (7) Business Days after a writing is deposited in the mails, airmail postage and other charges prepaid and registered, return receipt requested, in each case sent or addressed as follows:


             (a)       If to UT or Acquisition Subsidiary:


                       United Therapeutics Corporation
                       1110 Spring Street
                       Silver Spring, Maryland  20910
                       Phone:     (301) 608-9292
                       Fax:       (301) 608-9291

                       Attention:  CEO

                       with a copy to:

                       Mahon Patusky Rothblatt & Fisher, Chartered
                       1735 Connecticut Avenue. N.W.
                       Washington, D.C.  20009
                       Phone:     (202) 483-4000
                       Fax:       (202) 483-4006

                       Attention:  Paul A. Mahon, Esq.

             (b)       If to Stockholders:

                       Robert M. Moriarty, Ph.D.
                       1030 Erie
                       Oak Park, Illinois  60302
                       Phone:     (708) 848-7686
                       Fax:
                                  ----------------------

                       Raju Penmasta, Ph.D.
                       733 Wilmette Avenue
                       Westmont, Illinois  60559
                       Phone:
                                  ----------------------
                       Fax:
                                  ----------------------

                       Liang Guo, Ph.D.
                       6260 West Hyacinth Street
                       Chicago, Illinois  60646

                       Phone:
                                  ----------------------
                       Fax:
                                  ----------------------


                       George W. Davis, Esq.
                       702 S. Laflin
                       Chicago, Illinois  60607
                       Phone:     (312) 243-8879
                       Fax:       (312) 421-9006


                       David Moriarty
                       4705 N. Milwaukee
                       Chicago, Illinois  60630
                       Phone:
                                  ----------------------
                       Fax:
                                  ----------------------

                       with a copy to:

                       Law Offices of George W. Davis, Esq.
                       1021 West Adams Street
                       Chicago, Illinois  60607
                       Phone:     (312) 666-9019
                       Fax:       (312) 421-9006

                       Attention:  George W. Davis, Esq.


7.6      Law Governing: Arbitration.

         (a) This Agreement shall be construed in accordance with of the State of New York.

         (b) Any controversy or claim arising out of or relating to this Agreement, or to any breach thereof, shall be finally resolved by arbitration pursuant to this Section 7.8. To institute the provisions of this paragraph, the party desiring to institute the procedure shall first notify the other party and then both parties shall attempt to resolve the claim within fifteen
(15) Business Days. In the event the parties cannot resolve the claim within such time period, the matter shall be submitted to the American Arbitration Association ("AAA") in accordance with the Commercial Arbitration Rules of the American Arbitration Association as they exist on the date of this Agreement. The parties agree that the exclusive proper place of venue for any arbitration hearing shall be New York, NY. The parties agree that the arbitrator(s) may grant any relief that could have been granted if the case were determined by the civil courts of general jurisdiction. If, however, the arbitrator(s) determine(s) that he or she is or they are not empowered to exercise the equitable powers of the courts, the party being denied the equitable relief may have the matter tried by the civil courts.

Each of the parties consents to the jurisdiction of the state and federal courts sitting in New York, NY (and of the appropriate appellate courts), in any such action or proceeding and waives any objection to venue laid therein. In addition, nothing contained herein shall prevent Acquisition Subsidiary or their Affiliates from pursuing any remedies, including but not limited to any of the remedies afforded hereunder, in any courts or other tribunals in which any labor dispute or action involving any employment contract may be pending with any of the Stockholders. Process in respect of litigation or arbitration may be served on any party by mail, in addition to every other method permitted by law.

7.7      Assignability; Successors.

         The Stockholders may not assign any of their rights or obligations hereunder without the consent of the Surviving Corporation or UT. The Surviving Corporation may assign its rights and obligations hereunder without consent of the Stockholders, or any of them, to any Affiliate of United Therapeutics or to any successor or assign of United Therapeutics, provided that notice thereof is given to the Stockholders and provided that such assignment shall not release the Surviving Corporation from its obligations hereunder. Any assignment made or purported to be made contrary to the provisions of this Section 7.7 shall be void and of no force or effect.
Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

7.8      Time of Essence.

         Time is of the essence of this Agreement and all of the terms, conditions and provisions hereof.

7.9      Counterparts.

         This Agreement may be executed in any number of counterparts and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute one and the same instrument. One party may execute one or more counterparts other than that or those executed by another party, without thereby affecting the effectiveness of any such signatures.

7.10     Parties in Interest.

         Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the parties to it and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge any obligation of any third Person to any party hereto or give any third Person any right of subrogation or action over against any party hereto.


7.11     Severability.

         If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

7.12     Confidentiality.

         (a) The terms and conditions of this Agreement, including, without limitation, the pricing, shall be treated as confidential and shall not be disclosed by any party hereto other than to (i) its or his officers, directors, employees, accountants, lawyers, and other advisors, on a need to know basis,
(ii) successors and assigns of; and Persons considering investing in or acquiring such party or any Affiliate thereof; or providing financing for the same, and (iii) as may be reasonably necessary to permit consummation of the transaction contemplated by this Agreement or for subsequent operation of the Survivor Corporation. The foregoing shall also not prevent disclosure as required by applicable law, including securities laws. In connection with any disclosure permitted by this Section, the disclosee shall be instructed to comply with the obligations of this paragraph.

         (b) In the event that the Closing does not occur, each of the Acquisition Subsidiary, on the one hand, and the Stockholders and the Company, on the other hand, shall treat as confidential and shall not disclose other than to its or his officers, directors, employees, accountants, lawyers, and other advisors, on a need to know basis, any confidential information (as defined in Section 7.12(d) below) of any of the other parties hereto. In connection with any disclosure permitted by this Section 7.12, the disclosee shall be instructed to comply with the obligations of this Section 7.12.

         (c) At all times after Closing, each of the Stockholders will hold in strictest confidence, and will not use or disclose to any third party other than its or his officers, directors, employees, accountants, lawyers, and other advisors, on a need to know basis, any confidential information (as defined in Section 7.12(d) below) of the Company or other Affiliates or of the Acquisition Subsidiary or any of their Affiliates obtained by any of such Stockholders at any time prior to Closing. In connection with any disclosure permitted by this Section, the disclosee shall be instructed to comply with the obligations of this Section.

         (d)     The term "confidential information" as used in this Section
7.12 shall mean all non-public information relating to a party and its Affiliates. "Confidential information" of a party includes, without limitation, information relating to services and products of such party and its Affiliates, marketing or promotion of such services and products, business policies or practices, customers, suppliers, or such other information received from others that the party or its Affiliates is obligated to treat as confidential. "Confidential information" shall not include, however, information that: (i) is or becomes generally known or available to the public through no fault of any of the parties to whom disclosure is made, (ii) was given to third parties by the disclosing party without restriction on use or disclosure, (iii) was known by the parties to whom disclosure is made prior to receiving such information from the disclosing party, or (iv) is required to be disclosed pursuant to any court order, law or regulation, after providing notice to the disclosing party;

provided, however, that in the event of a disputed disclosure, the party to whom disclosure was made shall bear the burden of proof of demonstrating that the confidential information falls within one of the above exceptions.


ARTICLE 8.   INTERPRETATION OF THIS AGREEMENT

8.1      Terms Defined.

         As used in this Agreement, the following terms have the respective meanings set forth below or in the location indicated:

         Accounting Arbitrator - See Section 6.3(b).

         Affiliate - a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person, or (ii) which beneficially owns or holds 20% or more of any class of the voting stock of another Person, or (iii) 20% or more of the voting stock (or in the case of a Person which is not a corporation, 20% or more of the equity interest) of which is beneficially owned or held by another Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

         Agreement - this Stock Purchase Agreement, including the Exhibits and Schedules thereto.

         Business - See introductory paragraphs.

         Business Day - any day which is not a Saturday, Sunday or a bank holiday in New York or Maryland.

         Acquisition Subsidiary - See introductory paragraphs.

         Certificates - See Section 1.4.

         Certificate of Merger - See Section 1.1.

         Closing - See Section 1.2.

         Closing Date - See Section 1.2.

         Code - See Recitals

         Company - See introductory paragraphs.

         Company Indebtedness - all current liabilities and long-term debt of the Company, including without limitation, (i) all accounts payable, long-term debt due within one-year, short-term borrowings, accrued expenses including officer's compensation, salaries and payroll taxes, and other liabilities, (ii) all debt for borrowed money or for the deferred purchase price of property or services, and other interest-bearing obligations, of the Company, (iii) all obligations under leases that are or should be, under generally accepted accounting principles related to the preparation of consolidated financial statements, as consistently applied by the Company in past years, treated as capital leases of the Company, (iv) all debt for borrowed money or for the deferred purchase price of property or services, or capital leases, in respect of which the Company has provided its Guarantee (other than the Guarantee of the Real Property Lease by the Company), (iv) all principal, interest and other amounts outstanding (and any penalties or other amounts attributable to the repayment thereof at the Closing) by the Company to Cole Taylor Bank or any other lender, bank or financial institution, whether by loan, line of credit, or bank overdraft, (v) all overdue or deferred social security contributions or pension fund payments or other payments in respect of Taxes (including interest and penalties thereon accrued Closing), (vi) any deferred payment in respect of any court orders or judgments or settlements arising prior to the Closing Date, and
(vii) any deferred severance payments in connection with dismissal of any employees prior to the Closing Date to the extent treated as indebtedness under generally accepted accounting principles of the United States.

         Company Shares - See Section 1.3(a).

         Company Common Stock - See Section 1.3(a).

         Contract - except as specifically provided in this Agreement, any written agreement, contract, lease, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, commitment, undertaking, instrument or arrangement of any kind. Without limiting the generality of the foregoing, any agreement, commitment, undertaking or arrangement of any kind with a Governmental Agency shall constitute a "Contract" whether it was entered into voluntarily or pursuant to applicable law or in settlement of a claim or possible claim by such Governmental Agency, or otherwise.

         David Moriarty - See introductory paragraphs.

         Davis - See introductory paragraphs.

         Deductible Amount - See Section 6.4(a).

         Designated Claim - See Section 6.l(a)(iii).

         Designated Claim Loss - See Section 6.1(a)(iii).

         Designated Contracts - See Section 2.23.

         Dollar or $ - Means United States dollars.

         Effective Time - See Section 1.2.

         Environmental Requirements - any currently existing United States or foreign country central, provincial, regional, federal, state or local laws, statutes and common law, ordinances, regulations, permits, orders, licenses, approvals, authorizations or similar requirements of any Government Authority and all judicial and administrative agency decrees, judgments and orders, in each case relating to safety, health or the environment, including without limitation, those pertaining to soils, subsurface, air, surface water and ground water, land use, Hazardous Materials, waste, disposal, noise, odor and other human health or environmental matters, including, without limitation, in the case of the United States, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Clean Air Act, the Safe Drinking Water Act, and their state and local counterparts.

         Equipment - any machinery, tools, appliances, vehicles, furniture, fixtures, equipment, computers (and related software systems), parts or similar tangible personal Property.

         ERISA - See Section 2.21.

         Escrow - See Section 1.5(c).

         Escrow Agent - See Section 1.5(c).

         Exchange Ratio - See Section 1.3(a).

         Exploitation - the use, display, reproduction, manufacturing, distribution, licensing, sublicensing, sale, representation or any other exercise of any Proprietary Rights, or any rights relating thereto, in any product, work, technology, process or other form or manner, including without limitation to any online use or transmission via internet or other electronic medium, whether now known or hereafter devised. "Exploit" means to so use, display, reproduce, manufacture, distribute, license, sublicense, sell, represent or otherwise exercise any Proprietary Rights, or any rights relating thereto.

         Excess Parachute Payment - See Section 2.10(e).

         Financial Statements - See Section 2.7.

         Governmental Agency - any United States or foreign country central, provincial, regional, federal, state, local or government or any political subdivision thereof or any department, commission, board, bureau, agency, court, panel or other instrumentality of any kind of any of the foregoing or any quasi-governmental entity of any kind or type.

         Guo - See introductory paragraphs.

         Hazardous Materials - any substance:

         (i) which is (upon the Closing) defined as a hazardous substance, hazardous material, hazardous waste, extremely hazardous substance, extremely hazardous material, extremely hazardous waste, pollutant, contaminant, toxic substance, toxic material, toxic waste or any similar term in any Environmental Requirement;

         (ii) which is hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous,

         (iii)   which is regulated under any Environmental Requirement;

         (iv) the presence of which on the Real Property causes or threatens to cause a nuisance upon the Real Property or to adjacent properties or poses or threatens to pose a hazard to the Real Property or to the health or safety of Persons on or about the Real Property;

         (v) which is petroleum or a petroleum substance or a petroleum product, including without limitation gasoline, diesel fuel or other petroleum hydrocarbons;

         (vi) which is asbestos or an asbestos compound or which contains asbestos; or

         (vii) which is a PCB (polychlorinated biphenyl) or a PCB compound or contains PCBs.

         Illinois Code - See Section 1.1.

         Immigration Laws - See Section 2.20(a)(vi).

         Knowledge - means the actual knowledge of the Person to whom the reference is made.

         Licensed Proprietary Rights - See Section 2.17(a).

         Lien - any mortgage, deed of trust, security interest, retention of title or lease for security purposes, pledge, charge, encumbrance, equity, claim, easement, right of way, covenant, limitation, condition or restriction, leasehold interest or any right of any kind of any other Person in or with respect to any Property.

         Losses - See Section 6.1(a).

         Market Price - the closing share price as reported for UT Stock on the NASDAQ Stock Market on October 4, 1999 which was $29.625 per share.

         Materially Adverse - materially adverse to any one or more of the following of the Company, taken as a consolidated whole, or the Business: its financial condition, results of operations, liabilities, assets, Properties, sales, operations, or prospects.

         Merger - See Recitals.

         Merger Consideration - See Section 1.3(a).

         Moriarty - See introductory paragraphs.

         Ordinary Course of Business - the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the Company and the Subsidiaries.

         Owned Proprietary Rights - See Section 2.17(a).

         Permitted Lien - (a) Liens for taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been reserved on the Stub Balance Sheet, (b) Liens existing on the Closing Date and judgments and other similar Liens fully reflected on the Stub Balance Sheet, (c) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the property or assets encumbered thereby in the normal course of business or materially impair the value of the property subject thereto, and (d) any ___ or UCC filings relating to the Cole Taylor Bank financings.

         Penmasta - See introductory paragraphs.

         Person - an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a Governmental Agency.

         Property - any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible, and wherever located, including without limitation money; and including without limitation, in the case of the Company and its Subsidiaries, their respective business, goodwill and value as a going concern.

         Proprietary Rights - All trademarks, service marks, trade dress, copyrights and trade names, and all applications for or registrations of any of the foregoing, marketing or promotional designs, rights against other Persons in respect of the any of the foregoing and any other promotional Properties used or useful or developed or acquired for use in business. All privacy, publicity, property, moral or other such similar rights ("droit moral"). All patents, patent rights, patent applications, letters patent, trade secrets, inventions, models, processes, designs, licenses, business rights, rights to exclude others, information as to the identities or requirements of customers or potential customers, market information, market analyses, marketing plans, operating or management policies, procedures and forms, and all other proprietary rights used or useful or developed or acquired for use in business.

         Real Property - See Section 2.11.

         Real Property Leases - See Section 2.11.

         Release - any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching or disposing into the environment of any Hazardous Material.

         Stockholders - See introductory paragraphs.

         Stub Balance Sheet - See Section 2.7.

         Stub Period Date - See Section 2.7.

         Surviving Corporation - See Section 1.1.

         Tax or Taxes - any United States or foreign country central, provincial, regional, federal, state, local or other jurisdictional tax, import or export fees, duties or tariffs, assessments, fees (including without limitation, documentation, license, filing and registration fees), customs' fees, social security payments or contributions, social contribution payments, or other charges of any other nature or kind whatsoever, levied by a Governmental Authority, including without limitation (a) taxes imposed or based on or with respect to or measured by any net or gross income or receipts, (b) value added, transfer, excise, sales, use, gross receipts or other similar taxes, (c) any franchise taxes, taxes on doing business, license taxes, occupational taxes, gross receipts taxes or capital stock taxes (including any minimum taxes and taxes measured by any item of tax preference), (d) taxes based upon or imposed with reference to real or personal property ownership,
(e) compulsory social welfare and social security funds, (f) employment taxes that are required to be paid or collected, including without limitation, amounts payable pursuant to the federal insurance contributions act (FICA), the federal unemployment tax act (FUTA), the self employment contributions act
(SECA) or any other employment related tax imposed by any other federal, state or other jurisdiction, (g) any withholding for Taxes, and (h)any taxes similar to or in the nature of those taxes described in (a), (b), (c), (d), (e), (f) or
(g) above, together with any penalties, fines, interest, or other additions to any such taxes or other charges however imposed, withheld, levied or assessed.

         Tax Losses - See Section 6.l(a)(v).

         Transaction Agreements - those agreements to be executed by the parties in connection with and as contemplated by this Agreement, which agreements include the Escrow Agreement, Registration Rights Agreement and the Employment Agreements of Moriarty, Penmasta, and Guo with attachments thereto.

         Transfer Agent - See Section 1.5(a).

         UT - See introductory paragraphs.

         UT Stock Holdback - See Section 1.5(c).

8.2      References.

         All terms such as "herein," "hereby" or "hereunder" refer to this Agreement as a whole. The use of the terms "including", "include" and "includes" followed by one or more examples is intended to be illustrative and shall not be deemed or construed to limit the scope of the classification or category to the examples listed.

8.3      Headings, Schedules.

         The headings used in this Agreement are provided for convenience only and this Agreement shall be interpreted as though they did not appear herein. The Schedules and Attachments to this Agreement form an integral part of this Agreement.

8.4      Fair Construction.

         This Agreement shall be given a fair and reasonable construction in accordance with the intention of the parties and without regard to the drafter thereof.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                        UNITED THERAPEUTICS CORPORATION




                   By: /s/  Martine Rothblatt
                       ---------------------------------------
                        Martine Rothblatt, CEO


                   SQ ACQUISITION, INC.



                   By: /s/ Martine Rothblatt
                       ---------------------------------------
                        Martine Rothblatt, President



                   SYNQUEST, INC.



                   By: /s/ Robert M. Moriarty
                       ---------------------------------------
                        Robert M. Moriarty, Ph.D., President

                      /s/ Robert M. Moriarity
                      ------------------------------------
                       ROBERT M. MORIARTY, PH.D.
                       SSN: ###-##-####





                      /s/ Raju Pensmasta
                      ------------------------------------
                       RAJU PENMASTA, PH.D.
                       SSN: ###-##-####



                      /s/ Liang Guo
                      ------------------------------------
                       LIANG GUO, PH.D.
                       SSN: ###-##-####




                      /s/ George W. Davis
                      ------------------------------------
                       GEORGE W. DAVIS, ESQ.
                       SSN: ###-##-####




                      /s/ David Moriarty
                      ------------------------------------
                       DAVID MORIARTY
                       SSN: ###-##-####